As filed with the Securities and Exchange Commission on January 24, 2007

REGISTRATION NO. 333-136948

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 2)

SATELLITE SECURITY CORPORATION

(Name of small business issuer in its charter)

Nevada	7373	91-1903590
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6779 Mesa Ridge Road, Suite 100

San Diego, California 92121 (877) 437-4199

(Address and telephone number of principal executive offices and principal place of business)

James A. Mercer III, Esq.

Duane Morris LLP

101 West Broadway, Suite 900

San Diego, CA 92101

(619) 744-2200

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: from time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 24, 2007

PRELIMINARY PROSPECTUS

Satellite Security Corporation

112,178,568 Shares of Common Stock

This prospectus is part of a registration statement of Satellite Security Corporation filed with the SEC. This prospectus relates to the sale by the selling stockholders of up to 112,178,568 shares of common stock, including

•	72,024,882 shares of common stock issuable upon conversion of $3,300,000 aggregate principal amount of secured convertible promissory notes issued to certain selling stockholders (identified on Page 52 of this Prospectus) based upon 200% of the number of shares issuable at an assumed conversion price of $0.091635 per share;

•	18,006,221 shares of common stock issuable upon exercise of Class A Warrants issued to holders of the foregoing notes based upon an assumed exercise price of $0.13 per share;

•	18,006,221 shares of common stock issuable upon exercise of Class B Warrants issued to holders of the foregoing notes based upon an assumed exercise price of $0.143 per share;

•	3,601,244 shares of common stock issuable upon exercise of Class A Warrants issued to a finder, Pentium Management LTD, based on an assumed exercise price of $0.13 per share; and

•	540,000 shares of common stock issuable upon exercise of Class A Warrants issued to Double U Master Fund L.P. based on an exercise price of $0.13 per share.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds upon the exercise of the warrants described throughout this prospectus, in the event the warrants are exercised. We will bear all costs associated with this registration. The selling stockholders may sell common stock subject to this offering from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 5. Our common stock is registered under Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SSCY”. The last reported sales price per share of our common stock, as reported by the OTCBB on January 22, 2007 was $0.09.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2007.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

As used in this prospectus, the terms “we”, “us”, “our”, and the “Company” means Satellite Security Corporation, unless otherwise indicated.

Our Company

We are engaged, through the operations of our wholly owned subsidiary Satellite Security Systems, Inc. (“S3”), in the development and sale of communications systems that integrate computer intelligence, GPS and various communications platforms along with trained security personnel for the purpose of asset tracking, security, command and control.

We generate one-time revenues through direct and distributor sales of our GPS tracking devices which we market under the name GlobalGuard™. We offer and supply stealth and covert monitoring systems with two-way communications capabilities linked to a Monitoring and Support Center (the “MSC”) with trained staff on duty 24 hours a day, seven days a week. The monitoring services are provided under the terms of service contracts which provide monthly recurring revenue to the Company. Typically these contracts have an initial period of one to five years. The amount of revenues derived from monitoring services is based on customer options for monitoring and control functions, such as monitoring movement of vehicles in a fleet, providing timely response to emergency button activation or the ability to disable a vehicle.

Our products have the potential for broad-scale applications for law enforcement, homeland security, fleet tracking and management, utility applications and fixed point monitoring. We have focused our solutions on services for law enforcement, pupil transportation, and regulatory compliance.

These products allow law enforcement officials to utilize our solutions to track suspects or convicted felons (e.g., sexual predators) covertly. We also offer a “Bait Car” solution for law enforcement to deploy in aiding the fight against auto theft—a car with an integrated tracking device can be left unattended and we can notify law enforcement if the vehicle moves.

We have developed applications for school transportation and student safety, including monitoring the location of school buses in transit. On April 11, 2006 we entered into a relationship with Blue Bird Corporation, the manufacturer of school buses, to offer our GlobalGuard™ GPS solutions in the buses along with a variety of service options. We delivered the initial GPS devices to be deployed under that arrangement and have developed marketing and sales collateral for the service options.

We also offer products and services for use by governmental agencies to ensure compliance with incentive programs, such as air quality management programs.

Our principal offices are located at 6779 Mesa Ridge Road, Suite 100, San Diego, California 92121, and our telephone number is (877) 437-4199. Our web site is located at http://www.satsecurity.com. Information contained on our website is not part of this prospectus. We were formed under the laws of the State of Nevada.

Recent Developments

Convertible Note and Warrant Financing

On July 13, 2006, we entered into (and simultaneously completed the transaction contemplated thereby) a Subscription Agreement with twenty investors, none of which are affiliates of the Company, by which we issued $3,300,000 aggregate principal amount of secured convertible notes and warrants (the “Subscription Agreement”). The following summarizes the principal terms of the transaction:

Terms of the Secured Convertible Promissory Notes.

Under the terms of the Subscription Agreement, we sold an aggregate of $3,300,000 principal amount of secured convertible promissory notes, together with warrants to purchase an aggregate of 39,613,686 shares of our common stock.

These notes are senior to or on equal footing with all our current and future indebtedness and we pledged all of our assets as collateral for the notes. Additional terms of the notes include:

•	Unless converted or redeemed as described below, the notes are due on July 13, 2009.

•	Amounts outstanding under the notes bear interest at 10% per year, payable in cash on September 30, 2006, and on the last day of each calendar quarter thereafter, until the maturity date or until converted or accelerated.

•	The notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price equal to 75% of the volume weighted average price of our common stock using the Average Quote Recap (AQR) function as reported by Bloomberg L.P. for the five trading days preceding a conversion date.

•	The conversion price is subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, reclassifications, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock, mergers or consolidations, or certain issuances of common stock.

•	The number of shares of our common stock acquired by any holder upon conversion of the notes is limited to the extent necessary to ensure that following the conversion the total number of shares of our common stock beneficially owned by the holder does not exceed 4.99% of our issued and outstanding common stock.

•	We have the right and option to redeem all or any portion of the amount outstanding on the notes at any time upon 30 days prior written notice at 120% of the amount redeemed.

Terms of the Warrants

In connection with the sale of the notes, we issued Class A Warrants to purchase up to 18,006,221 shares of our common stock, and Class B Warrants to purchase up to 18,006,221 shares of our common stock. The Class A Warrants are exercisable at $0.13 per share, which was 100% of the closing bid price of our common stock on the Over-the-Counter Bulletin Board for the trading day prior to the closing of the transaction. The Class B Warrants are exercisable at $0.143 per share, which was 110% of the closing bid price of the common stock on the Over-the-Counter Bulletin Board for the trading day prior to the closing of the transaction. Each of the Class A Warrants and the Class B Warrants expire on July 13, 2011.

The exercise prices of the warrants are also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial exercise price of $0.13 for the Class A Warrants, and $0.143 for the Class B Warrants, each as subject to adjustment.

The Class A Warrants and the Class B Warrants each include a “cashless exercise” feature, which permits the holder to exercise the warrants by surrender to us of a portion of the warrants. The cashless exercise feature is available only to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants.

Registration of Common Stock

In connection with the sale of the notes and the warrants we agreed to file a registration statement on form SB-2 with the SEC registering the shares of common stock issuable upon the conversion of the notes and the exercise of the warrants within 45 days after the closing date. We also agreed to use our best efforts to cause the registration statement to be declared effective by the SEC within a maximum of 90 days after the closing date, or 150 days after the closing date if the registration statement is reviewed by the SEC. We have also granted the purchasers certain piggy-back and demand registration rights. If we fail to file a registration statement on a timely basis, or if it is not declared effective by the SEC within certain specified time frames set forth in the Subscription Agreement, we are required to pay to the investors liquidated damages equal to 2.0% of the amount invested and an additional 2% of the amount invested for each subsequent 30-day period.

Right of First Offer

For one year after the date the registration statement is declared effective by the SEC, the convertible note holders will have a right of first offer to purchase all or part of any private financing by us, subject to carve outs for employee options plans, the issuance of stock for situations involving strategic partnerships, acquisition candidates, and the issuance of stock in connection with the conversion of the notes or exercise of the warrants.

Placement Agent Fees; Other Fees

We engaged Pentium Management LTD (“Pentium”) as the placement agents in connection with the Convertible Note and Warrant financing. Under our agreement with Pentium we paid them an aggregate cash fee of $330,000 in connection with closing of the transaction (10% of the aggregate principal amount of the notes). In addition, we issued to Pentium Class A Warrants to purchase up to 3,601,244 shares of our common stock at $0.13 per share. Under the terms of agreement with Pentium, Pentium will also be entitled to receive an aggregate of 10% of cash proceeds received by the Company upon exercise of any of the Class A Warrants or Class B Warrants issued to the investors in the Convertible Note and Warrant transaction.

Bridge Note Financing

Additionally, we entered into a financing transaction on May 19, 2006, by which we sold to Double U Master Fund L.P. a $540,000 secured promissory note (the “Promissory Note”) due August 31, 2006, together with warrants to purchase an aggregate of 540,000 shares of our common stock at $0.25 per share, expiring May 19, 2009. The Promissory Note was secured by a lien on substantially all of our assets, including a pledge of our shares in S3. In connection with the $3,300,000 Convertible Note and Warrant financing discussed above, $40,000 of the $540,000 Promissory Note was repaid in cash, and the balance was converted into the secured convertible notes and warrants in the July 13, 2006 Convertible Note and Warrant financing on the terms of that transaction. As a result of the Convertible Note and Warrant financing the exercise price of the 540,000 warrants issued to Double U Master Fund L.P. in connection with the Promissory Note was reduced to $0.13 per share and the warrants remain exercisable until May 19, 2011.

The Offering

This prospectus relates to the sale of shares of our common stock by the selling shareholders which were acquired in the Convertible Note and Warrant financing and the Bridge Note Financing described above.

Common stock offered by selling stockholders (including shares underlying warrants)	76,166,127 shares, assuming full exercise of the warrants. This number represents approximately 68.6% of our current outstanding stock.(1)

Common stock to be outstanding after the offering	Up to 187,147,687 shares (assuming full exercise of the warrants)

Proceeds to the Company

We will not receive proceeds from the resale of shares of common stock by the selling stockholders.

If all warrants are fully converted, our proceeds would be approximately $4,751,817, after deducting for finder’s fees and expenses.

Use of proceeds	Working capital

Over-the-Counter Bulletin Board Symbol	SSCY.

(1)	Based on (i) the offering including 100% of the number of shares common issuable upon conversion of the secured convertible promissory notes issued in connection with the Convertible Note and Warrant Financing as of the date of this prospectus, and 100% of the shares of common stock issuable upon exercise of warrants issued in connection with the Convertible Note and Warrant Financing and the Bridge Note Financing; and (ii) 110,981,560 shares of common stock outstanding as of November 16, 2006.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

To satisfy our capital requirements, we will need to raise funds in the public or private capital markets, which may not be given on terms favorable to us, or we may not be able to raise funds at all. In the event that we receive funds on undesirable terms, or are unable to raise additional funds, we may not be able to fund our operations and may not be able to continue as a going concern. The additional funding may have terms which will dilute the value of your investment.

Our cash position and expected income from operations will be sufficient to sustain our operations for only one or two months. We will be required to seek additional funding through the sale of debt or equity securities. We have no arrangements in place for financing at this time. We cannot assure you that any such funding will be available to us, or if available, that it will be available on terms favorable to us. If adequate funds are not available, we may not be able to continue our operations or implement our planned additional research and development activities. As a result, we may be required to discontinue our operations or curtail our planned sales and research and development plans, thereby reducing or eliminating the value of our equity. If we are successful in obtaining additional funds, the terms of the financing may have the effect of diluting your interest.

Certain covenants we agreed to under the Convertible Note and Warrant Financing may impair the Company’s ability to issue additional debt or equity.

In connection with the Convertible Note and Warrant Financing, we agreed: (i) so long as the Secured Convertible Notes are outstanding, not to incur any additional liens on the Company’s assets, subject to certain excepted issuances, (ii) not to enter into an agreement to, nor to issue, any equity, convertible debt or other securities convertible into common stock or equity of the Company, nor modify any of the foregoing which may be outstanding at anytime during the occurrence of any default under the Secured Convertible Notes or until the registration statement has been effective for a period of six months; and (iii) to grant the investors in the Convertible Note and Warrant Financing a right of first refusal on the Company’s common stock and debt offerings, subject to certain limited exceptions extending for one year following the effectiveness of the registration statement.

We have a history of losses, and we are unsure if we will become profitable in the future.

We have incurred losses since our inception and cannot assure that our future operations will be implemented successfully or that we will ever have profitable operations. We have yet to establish significant customer demand for our solutions and may not for a significant period of time. If we are unable to establish demand for our solutions, we may be forced to cease operations entirely. Furthermore, we are experiencing the costs and uncertainties of an emerging business, including additional expenditures, unforeseen costs and difficulties, complications, and delays, all of which must be resolved and/or paid without the benefit of a predictable revenue stream. Management cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful.

The sale of the shares of our common stock acquired in private placements could cause the price of our common stock to decline.

On July 13, 2006, we completed a transaction in which we issued a total of $3,300,000 principal amount of Secured Convertible Promissory Notes due July 13, 2009. Under the terms of the Secured Convertible Promissory Notes, they may be converted by the holder into shares of our common stock at any time. The transaction further included warrants to purchase an aggregate of 39,613,686 shares of our common stock. As of the date of this prospectus, the Company had 110,981,560 shares of common stock outstanding. This prospectus is registering up to 112,178,568 shares of the Company’s common stock, the exact number of which will be determined in part by the price of the Company’s common stock on the date of conversion of the Secured Convertible Promissory Notes.

Under the terms of the transaction, we are required to file a registration statement with the United States Securities and Exchange Commission under which the investors may resell to the public common stock acquired upon the conversion of the notes, as well as common stock acquired upon the exercise of the warrants.

The selling stockholders under the registration statement may sell all of the shares of common stock acquired from us, as well as the number of shares of common stock acquired upon the exercise of the warrants held by them. We have no way of knowing whether the selling stockholders will sell the shares covered by the registration statement. Depending upon market liquidity at the time, a sale of shares covered by the registration statement at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this prospectus, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We have increased the amount of our secured indebtedness as a result of our recent private placement of Convertible Secured Promissory Notes.

All of our material assets have been pledged as collateral for the $3,300,000 in Secured Convertible Promissory Notes that we sold in our recent private placement. In addition to the security interest in our assets, the promissory notes carry substantial covenants that impose significant requirements on us, including, among others, requirements that:

•	we pay interest and other charges on the promissory notes;

•	we use the proceeds from the sale of the promissory notes only for permitted purposes;

•	while the promissory notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price, then the conversion price of the promissory notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of the promissory notes will be reduced to the lowest issue price applied to those securities;

•	we keep reserved out of our authorized shares of common stock sufficient shares to satisfy our obligation to issue shares on conversion of the promissory notes and the exercise of the related warrants issued in connection with the sale of the promissory notes;

•	we must file a registration statement with the SEC by August 28, 2006, registering the shares of common stock issuable upon the conversion of the promissory notes and the exercise of the related warrants. If we fail to file the registration statement on a timely basis, or if it is not declared effective by the SEC within a maximum of 90 days after the closing date of the private placement (or 150 days if such registration statement is reviewed by the SEC), we are required to pay to the investors liquidated damages equal to 2.0% of the aggregate principal amount of the notes remaining unconverted and the purchase price of the shares issued upon conversion of the notes and exercise of the warrants owned by such holders and shall pay to the investors such amount for each subsequent 30-day period; and

•	we may not, directly or indirectly, (i) redeem, purchase or otherwise acquire any capital stock or set aside any monies for such redemption, purchase or other acquisition or (ii) issue any floating price security with a floor price below the conversion price.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants could result in a default under the promissory notes, permitting the holders of the promissory notes to accelerate their maturity and to sell the assets securing them. Such actions by the holders of the promissory notes could cause us to cease operations or seek bankruptcy protection.

The selling security holders have the ability to negatively affect our stock price and to create a greater dilution of the then-existing stockholders.

The closing price of our stock on the day a selling security holder elects to convert the debenture will affect the number of shares issued to such selling security holder. To the extent a selling security holder converts amounts under the Secured Convertible Notes during a period when the Company’s stock price is low, such selling security holder will receive a larger number of shares of our common stock as a result of the conversion, which such selling security holder could sell at high volumes to drive the closing trading price downward. As the closing trading price is driven downward, the selling security holders could convert portions of the debentures at successively lower market rates, thereby causing a successively greater dilution of the then-existing stockholders, including the purchasers of stock from the selling security holders, and causing a downward spiraling affect on the price o our stock (a so-called “death spiral”). To the extent that conversion of the debenture requires us to issue more than 112,178,568 shares of common stock, we are still obligated to issue such stock and to register the additional shares of stock pursuant to a new registration statement.

If we are required for any reason to repay the Secured Convertible Promissory Notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the Secured Convertible Promissory Notes, if required, could result in legal action against us, which could require the sale of substantial assets.

The Secured Convertible Promissory Notes are due and payable on July 13, 2009 unless sooner converted into shares of our common stock. The Secured Convertible Promissory Notes are secured by a lien on all of the Company’s assets. In addition, the holders would have the right upon any event of default to demand the early repayment of the notes if the default is not cured with the specified grace period. If we are required to repay the promissory notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the promissory notes when required, the promissory noteholders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

As of September 30, 2006, a limited number of stockholders own approximately 51% of our stock and may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

The Company’s directors, officers and greater than 5% stockholders own, as of September 30, 2006, approximately 51 million shares our common stock, constituting approximately 51% of our issued and outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

We depend on a limited number of third parties to manufacture and supply certain components of our solutions.

We rely on a limited number of suppliers for certain components of solutions. We do not have long-term agreements with these suppliers. If these parties do not perform their obligations, or if they cease to supply the components needed for our solutions, we may be unable to find other suppliers and our business would be seriously harmed. We cannot be sure that alternative sources for these components will be available when needed, or if available, that these components will be available on commercially reasonable terms.

Although we believe that we have access to sufficient quantities of such components as well as access to the respective networks, we have to be aware that if our agreements with these or other suppliers and manufacturers are terminated or expire, if we are unable to obtain sufficient quantities of these products or components critical for our solutions, if the quality of these products or components is inadequate, or if the terms for supply of these products or components become commercially unreasonable, our search for additional or alternate suppliers and manufacturers could result in significant delays, added expense and our inability to maintain or expand our customer base. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively.

If wireless communications providers on which we depend for services decide to adopt new wireless technologies, or abandon or do not continue to expand their wireless networks, our operations may be disrupted, we may lose customers and our revenues could decrease.

Currently, our solutions function on ReFLEX, GPRS and Inmarsat networks. These protocols have various coverage footprints and are intermixed in order to provide the best service based on each particular subscriber’s needs. The coverage for ReFLEX is primarily North America, GPRS is the United States, Europe and Canada, while Inmarsat has world wide coverage. If wireless communications providers abandon the protocols upon which our solutions now function in favor of other types of wireless technology, we may not be able to provide services to customers, or we may be forced to incur considerable costs in order to adapt our solutions to new protocols. In addition, if cellular carriers do not expand their coverage areas, we will be unable to meet the needs of customers who may wish to use our services outside the current cellular coverage area.

If one or more of the agreements we have with wireless communications providers is terminated and as a result, we are unable to offer solutions to customers within a wireless communications provider’s coverage area, we may be unable to deliver our solutions, we may lose customers, and our revenues could decrease.

Our existing agreements with wireless communications providers may, in some cases be terminated immediately in the event we breach these agreements or with prior written notice. If one or more of our wireless communications providers decides to terminate or not to renew its contract with us, we may incur additional costs relating to obtaining alternate coverage from another wireless communications provider outside of our primary coverage area, or we may be unable to replace coverage at all, causing a complete loss of services to customers in that coverage area.

Our success depends upon our ability to develop new solutions and enhance our existing solutions. If we cannot deliver the features and functionality that customers demand, we will be unable to retain or attract new customers.

If we are unable to develop new solutions, are unable to enhance and improve our solutions successfully in a timely manner, or fail to position and/or price our solutions to meet market demand, we may not attract new customers, existing customers may not expand their use of our solutions, and our business and operating results will be adversely affected. If enhancements to existing solutions do not deliver the functionality that our customer base demands, our customers may choose not to renew their agreements when they reach the end of their initial contract periods, and our business and operating results will be adversely affected. If we cannot effectively deploy, maintain and enhance our solutions, our revenues may decrease, we may not be able to recover costs, and our competitive position may be harmed.

We depend on GPS technology owned and controlled by others. If we do not have continued access to GPS technology or satellites, we will be unable to deliver the majority of our solutions and revenues will decrease.

The majority of our solutions rely on signals from GPS satellites built and maintained by the United States Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, our products and services may cease to function, and our customer satisfaction would suffer.

In addition, the United States government could decide to discontinue operation and maintenance of GPS satellites or to charge for the use of GPS. Furthermore, because of ever-increasing commercial applications of GPS and international political unrest, United States government agencies may become increasingly involved in the administration or the regulation of the use of GPS signals in the future. If factors such as the foregoing affect GPS, for example by affecting the availability, quality, accuracy or pricing of GPS technology, our business will suffer.

A disruption of our services or of our software applications due to accidental or intentional security breaches may harm our reputation, cause a loss of revenues and increase corporate expenses.

Unauthorized access, computer viruses and other accidental or intentional actions could disrupt information systems or communications networks or could adversely impact the functionality and security of our software products. We expect to incur significant costs to protect against the threat of security breaches and to alleviate problems caused by any breaches. Currently, the wireless transmission of customers’ proprietary information is not protected by encryption technology. If a third party were to misappropriate our customers’ proprietary information or adversely impact the operations of our customers, we could be subject to claims, litigation or other potential liabilities that could seriously harm our revenues and result in the loss of customers.

System or network failures could reduce corporate sales, increase costs or result in liability claims.

Any disruption to our services, information systems or communications networks or those of third parties could result in the inability of our customers to receive our services for an indeterminate period of time. Our hosted solutions and related operations depend upon our ability to maintain and protect our computer systems at data centers located in San Diego, California, and our network operations center in San Diego, California. Our services may not function properly and we may not be able to adequately support and maintain our software products if our systems fail, if there is an interruption in the supply of power, or if there is an earthquake, fire, flood or other natural disaster, or an act of war or terrorism. In the event of a system or network failure, the process of shifting access to customer data from one data center to the other would be performed manually, and could result in a further disruption of our services and our ability to adequately support and maintain software products. Any disruption to our services could cause the loss of customers or revenue, would involve substantial costs and could distract management from operating the core business.

Our success depends on our ability to maintain and expand our sales channels.

To increase our market awareness, customer base and revenues, management needs to expand direct and indirect sales operations. There is strong competition for qualified sales personnel, and we may not be able to attract or retain sufficient new sales personnel to expand our operations. New sales personnel require training, and it takes time for them to achieve full productivity, if at all. In addition, we believe that our success is dependent on the expansion of indirect distribution channels, including relationships with wireless carriers, independent sales agents and resellers. These sales channel alliances require training in selling solutions, and it will take time for these alliances to achieve productivity, if at all. We may not be able to establish relationships with additional distributors on a timely basis, or at all.

Defects or errors in our solutions could result in the cancellation of or delays in the implementation of our solutions, which would damage our reputation and harm our financial condition.

We must develop our solutions quickly to keep pace with the rapidly changing remote sensor integration and monitoring market. Solutions that address this market are likely to contain undetected errors or defects, especially when first introduced or when new versions are introduced. We may be forced to delay commercial releases of new solutions or updated versions of existing solutions until such errors or defects are corrected, and in some cases, we may need to implement recalls or enhancements to correct errors that were not detected until after deployment of our solutions. Even after testing and release, our solutions may not be free from errors or defects, which could result in the cancellation or disruption of services or dissatisfaction of customers. In some cases, customers may terminate their agreements with us, without penalty, if the solution provided does not meet the specifications agreed upon by the parties.

Such contract terminations or customer dissatisfaction would damage our reputation and result in lost revenues, diverted development resources, and increased support and warranty costs.

We face competition from internal development teams of potential customers and from existing and potential competitors, and if we fail to compete effectively, our ability to acquire new customers could decrease, our revenues would decline and our business would suffer.

The market for remote sensor integration and monitoring is competitive and is expected to become even more competitive in the future. If we do not compete effectively, competition could harm our business and limit our ability to acquire new customers and grow revenues, which in turn could result in a loss of our market share and decline in revenues. We believe that our solutions face competition from a number of business productivity solutions, including:

•	solutions developed internally by our prospective customers’ information technology staff, particularly by large customer prospects;

•	discrete means of communication with mobile workers, such as pagers, two-way radios, handheld devices and cellular telephones;

•	solutions designed to help companies schedule and route their mobile workers; and

•	solutions offered by smaller market entrants, many of which are privately held and operate on a regional basis.

In addition, we believe that our solutions face competition from manufacturing companies that seek to enter the mobile resource management market, such as Trimble Navigation and @Road.

We may also face competition from our current and potential alliances, such as wireless carriers, that may develop their own solutions, develop solutions with captive and other suppliers, or support the marketing of solutions of other competitors.

We also face numerous challenges associated with overcoming the following competitive factors:

•	Size and resources. Many of our current and potential competitors have access to substantially greater financial, marketing, distribution, engineering and manufacturing resources than we do, which may enable them to react more effectively to new market opportunities and customer requirements. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer more attractive terms than we can.

•	Name recognition. Many of our current and potential competitors have greater name recognition and market presence than we do, which may allow them to more effectively market and sell solutions to our current and potential customers.

•	Limits of product and service offerings. Although we offer a broad range of mobile resource management solutions, a customer prospect may require functionality that we do not offer, which may enable current and potential competitors to exploit the areas in which we do not develop solutions.

•	Customer relationships. Many of our current and potential competitors have pre-existing relationships with our large customer prospects, which may allow them to more effectively market and sell competitive remote sensor integration and monitoring solutions.

Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our solutions.

Third parties may claim that our current or future solutions infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management’s attention from our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all. Any of these results would increase our expenses and could decrease the functionality of our solutions, which would make our solutions less attractive to our current or potential customers. We have agreed in some of our agreements, and may agree in the future, to indemnify other parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties.

If our customers do not have access to sufficient capacity on reliable wireless networks, we may be unable to deliver services, our customers’ satisfaction could decline and revenues could decrease.

Part of our ability to grow and obtain profitability depends on the ability of wireless carriers to provide sufficient network capacity, reliability and security to customers. Even where wireless carriers provide coverage to entire metropolitan areas, there are occasional lapses in coverage, for example due to tunnels blocking the transmission of data to and from wireless modems used with our solutions. These effects could make our services less reliable and less useful, and customer satisfaction could suffer.

Under the terms of our customer contracts for our hosted solutions, once the contract period expires, a customer may terminate our services with little or no notice.

Our customer contracts for hosted solutions typically provide for a contract period of one, two or three years. Under the terms of a typical contract, a customer will often be subject to a termination fee if it chooses to terminate the contract before the contract period expires. Once the contract period has expired, and unless a customer has executed a new contract, the terms of the contract will remain in force on a month-to-month basis, allowing the customer to terminate the contract by giving very short notice and without incurring any termination fee. The termination of a significant number of customer contracts or customer contracts providing a material portion of our revenues, could cause our business to suffer and adversely affect our financial results.

The production or reporting of inaccurate information could cause the loss of customers and expose us to legal liability.

The accurate production and reporting of information is critical to our customers’ businesses. If we fail to accurately produce and report information, we could lose customers, our reputation and ability to attract new customers could be harmed, and we could be exposed to legal liability. We may not have insurance adequate to cover losses we may incur as a result of these inaccuracies.

We depend on recruiting and retaining qualified personnel, and our inability to do so may result in a loss in sales, impair our ability to effectively manage core operations or impair our ability to develop and support corporate solutions.

Because of the technical nature of our solutions and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with expertise in wireless communications, GPS technologies, hosted software applications, transaction processing and the Internet. Competitors and others have recruited our employees in the past and may attempt to do so in the future. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, there can be no assurances that we will be successful in our efforts.

From time to time, we are or may be subject to litigation that could result in significant costs.

From time to time, we may be subject to litigation in the ordinary course of business relating to any number or type of claims, including claims for damages related to errors and malfunctions of products and services or their deployment. A securities, product liability, breach of contract, or other claim could seriously harm our business because of the costs of defending the lawsuit, diversion of employees’ time and attention, and potential damage to our reputation. Some of our agreements with customers, suppliers and other third parties contain provisions designed to limit exposure to potential claims. Limitation of liability provisions contained in our agreements may not be enforceable under the laws of some jurisdictions. As a result, we could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims. Although we carry general liability and directors and officers insurance, corporate insurance may not cover potential claims or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liabilities that may be imposed.

Government regulations and standards could subject us to increased regulation, increase our costs of operations or reduce our opportunities to earn revenue.

In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by United States governmental agencies, including the Federal Communications Commission, Department of Defense, Department of Commerce or the State Department. These regulations may impose licensing requirements, privacy safeguards relating to certain subscriber information, or safety standards, for example with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and GPS technology, including on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership will be applied to our solutions. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our solutions and increase our cost of doing business. Wireless communications providers who supply us with airtime are subject to regulation by the Federal Communications Commission, and regulations that affect them could also increase our costs or limit our ability to provide solutions.

Geopolitical, economic and military conditions, including terrorist attacks and other acts of war, may materially and adversely affect the markets on which our common stock trades, the markets in which we operate, our operations and our profitability.

Terrorist attacks and other acts of war, and any response to them, may lead to armed hostilities and such developments would likely cause instability in financial markets. Armed hostilities and terrorism may directly impact our facilities, personnel and operations which are located in the United States as well as those of our customers and suppliers. Furthermore, severe terrorist attacks or acts of war may result in temporary halts of commercial activity in the affected regions and may result in reduced demand for solutions. These developments could have a material adverse effect on our business and the trading price of our common stock.

Our stock price is volatile, which may cause you to lose money and could lead to costly litigation against us and management that could divert corporate resources.

From time to time, stock markets experience dramatic price and volume fluctuations, particularly for shares of technology companies. These fluctuations can be unrelated to the operating performance of these companies. Broad market fluctuations may reduce the market price of our common stock and cause you to lose some or all of your investment. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive nature and growth rate of our business and the remote sensor integration and monitoring market, the market price of our common stock may rise and fall in response to:

•	quarterly variations in operating results;

•	failure to achieve operating results anticipated by securities analysts and investors;

•	changes in estimates of our financial performance or changes in recommendations by securities analysts;

•	announcements of technological or competitive developments;

•	the gain or loss of a significant customer or order;

•	disposition of shares of our common stock held by large investors; and

•	acquisitions or strategic alliances by us or our competitors.

When the market price of a company’s stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other corporate resources from general business operations.

Our quarterly operating results are subject to fluctuations, and our stock price may decline if we do not meet the expectations of investors and analysts.

Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include, but are not limited to:

•	changes in the market for remote sensor integration and monitoring solutions;

•	delays in market acceptance or implementation of our solutions by customers;

•	changes in length of sales cycles of, or demand by, our customers for existing and additional solutions;

•	changes in the productivity of our distribution channels;

•	introduction of new solutions by us or our competitors;

•	changes in our pricing policies or those of our competitors or suppliers;

•	changes in our mix of sources of revenues;

•	general economic and political conditions;

•	wireless networks, positioning systems and Internet infrastructure owned and controlled by others; and

•	any need to migrate to new wireless networks, which could cause our solutions to be incompatible with new wireless networks or become out of date.

Our expense levels are based, in part, on our expectation of future revenues. Additionally, a substantial portion of our expenses are relatively fixed. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter. We believe period-to-period comparisons of our revenue levels and operating results are not meaningful. You should not rely on our quarterly revenues and operating results to predict our future performance. Our operating results have been, and in some future quarters operating results may be, below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. The Act also requires the SEC to promulgate new rules on a variety of subjects. We expect these developments to increase our legal and financial compliance costs, and to make some activities more difficult, such as stockholder approval of new option plans. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee, and qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Our common stock is traded on the OTCBB, which may be detrimental to investors.

Our shares of common stock are currently traded on the Over-the-Counter Bulletin Board. Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, or, in the case of forward-looking statements in the accompanying prospectus or those documents incorporated by reference, as of the date of the cover of the accompanying prospectus or the date of the filing of the document that includes the statement, respectively. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

This prospectus relates to 112,178,568 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders.

We may receive up to $5,454,060 from the exercise of warrants issued or issuable to the selling stockholders. We anticipate that any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes, which may include but are not limited to working capital, capital expenditures, acquisitions and the repayment or refinancing of our indebtedness.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares from time to time in negotiated transactions, broker transactions or a combination of such methods at market prices at the time of sale or at negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock trades publicly on the Over-the-Counter Bulletin Board under the symbol “SSCY.” The Over-the-Counter Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The Over-the-Counter Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

The following table sets forth the quarterly high and low bid prices per share of our common stock by the Over-the-Counter Bulletin Board during the periods indicated. The quotes represent inter-dealer quotations, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

FISCAL YEAR	High	Low
2006
Fourth Quarter	$0.14	$0.05
Third Quarter	$0.17	$0.05
Second Quarter	$0.40	$0.08
First Quarter	$0.51	$0.26

2005
Fourth Quarter	$0.80	$0.36
Third Quarter	$0.78	$0.40
Second Quarter	$1.90	$0.46
First Quarter	$1.50	$0.68

2004
Fourth Quarter	$0.97	$0.35
Third Quarter	$0.92	$0.37
Second Quarter	$1.03	$0.46
First Quarter	$1.45	$0.63

Our common stock is considered “penny stock” and is subject to Rule 15g-1 through 15g-9 under the Exchange Act which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.

Holders of Record

As of November 16, 2006, we had 110,981,560 shares of common stock outstanding, which were held by approximately 216 stockholders of record. The transfer agent for our common stock is American Register & Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111.

Dividend Policy

Our Board of Directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

DESCRIPTION OF BUSINESS

Company’s Business

We were originally incorporated under the laws of the State of Nevada on April 8, 1998. On December 9, 2005 we entered into a Merger Agreement with Satellite Security Systems, Inc. (“S3”) pursuant to which S3 was merged with and into a wholly owned subsidiary of the Company effective December 31, 2005 (the “Merger”). In accordance with generally accepted accounting principles, the Merger was accounted for as a public shell merger.

Since the Merger, our primary business has been the operations conducted by our subsidiary Satellite in the development and sale of asset tracking and monitoring services. We generate one-time revenues through direct and distributor sales of our GPS tracking devices which we market under the name GlobalGuard™. We offer and supply stealth and covert monitoring systems with two-way communications capabilities linked to a Monitoring and Support Center (the “MSC”) with trained staff on duty 24 hours a day, seven days a week. The monitoring services are provided under the terms of service contracts which provide monthly recurring revenue to the Company. Typically these contracts have an initial period of one to five years. The amount of revenues derived from monitoring services is based on customer options for monitoring and control functions, such as monitoring movement of vehicles in a fleet, providing timely response to emergency button activation or the ability to disable a vehicle.

Our products have the potential for broad-scale applications for law enforcement, homeland security, fleet tracking and management, utility applications and fixed point monitoring. We have focused our solutions on services for law enforcement, pupil transportation, and regulatory compliance.

These products allow law enforcement officials to utilize our solutions to track suspects or convicted felons (e.g., sexual predators) covertly. We also offer a “Bait Car” solution for law enforcement to deploy in aiding the fight against auto theft—a car with an integrated tracking device can be left unattended and we can notify law enforcement if the vehicle moves.

We have developed applications for school transportation and student safety, including monitoring the location of school buses in transit. On April 11, 2006 we entered into a relationship with Blue Bird Corporation, the manufacturer of school buses, to offer our GlobalGuard™ GPS solutions in the buses along with a variety of service options. We delivered the initial GPS devices to be deployed under that arrangement and have developed marketing and sales collateral for the service options.

We also offer products and services for use by governmental agencies to ensure compliance with incentive programs, such as air quality management programs.

Products

We market a variety of hardware products under the brand, GlobalGuard™. Each of the GlobalGuard hardware devices act as transceivers that can be integrated into an asset, whether mobile or fixed. The GlobalGuard™, hardware product then communicates using one of various wireless communications network technologies to transmit data back to our database. The GlobalGuard™ technology enables the use of various wireless network communications systems that each may offer different global or partial global coverage. Initially we built GlobalGuard™ around the two-way paging technology called ReFLEX developed by Motorola. We continue to use and support ReFLEX as well as now supporting GSM/GPRS, and Inmarsat satellite communications.

GlobalGuard transmissions can be at specified time intervals, triggered by events, or on demand. Once data is transmitted from the GlobalGuard device, the data is received by a ground “repeater” station, a cell tower or directly by satellites orbiting the globe. Once the data is released to the respective network, its signal is relayed to the S3 database.

GlobalGuard™ 877 Units

The GlobalGuard™ 877 unit is a black-box that is a state-of-the-art 8-channel vehicle tracking and security system. The GlobalGuard™ 877 system integrates the US Government’s GPS satellite network that provides worldwide geolocation information and Motorola’s state of the art nation-wide ReFLEX technology as the system’s primary communications network. GlobalGuard™ 877 is accurate to better than the five-meters @ 80 mph, a requirement for many Automated Vehicle Location (“AVL”) applications and the clients that use them. The GlobalGuard™ 877 units are able to view up to eight GPS satellites for accurate location and tracking. The GlobalGuard™ 877 unit provides continuous operation in temperatures of 20-150 degrees Fahrenheit while mounted within a vehicle.

GlobalGuard “G” Units

The GlobalGuard “G” units consist of the G5, G10L, and G10. These units are built for variable applications yet highly scalable in their service offerings. The “G” Units are designed as an advanced in-vehicle mobile location signal processing unit designed for the purpose of Mobile resource and security management. “G”-Units are also designed with functions including GPS location processing, vehicle data processing, wireless data protocol processing and standard application feature set. It is designed with an internal processing speed of 50 Mps and a built-in power management circuit to facilitate low power active operations.

GlobalGuard DOD “I” Units

The GlobalGuard™ “I” units have communications abilities equivalent to the communications requirements of the U.S. Department of Defense. The compact technology enables the position and status of mobile assets, including personnel, to be monitored from virtually any location in the world. It also allows industrial installations and remote premises to be monitored and controlled in the same way. The “I”-Unit can be programmed to transmit location reports and status messages at user-defined intervals. It enables a constant watch to be kept on functions defined by the user, such as the position, direction, speed and security status of mobile assets, and on the performance and status of remote systems or premises.

Featuring a high degree of integral data processing intelligence and incorporating a 12-channel GPS receiver for high-accuracy location reporting, the “I”-unit can be powered from its battery pack, a local supply, or a solar panel. The unit’s ultra-compact dimensions assist with its unobtrusive installation, and it is supplied complete with a low-profile antenna that maintains satellite contact down to very low elevation angles. This ensures that full advantage can be taken of the satellite footprints, out to the extremes of their coverage, to ensure effective service availability throughout the world.

Other Products

We also have the ability to adapt our core technology to other applications because of the synergistic features of its GPS and communication devices with various products already offered by our strategic partners. Such applications can by tied to our GlobalGuard™ units for a variety of needs, for example, by law enforcement agencies to track shipments of illegal cargo and movement of persons in vehicles throughout the United States. We have also adapted our Global Guard ™ product to smart-card technology, which is currently integrated for continued use by hazardous material carriers and school bus and student transportation carriers, addressing security concerns by remotely authenticating and tracking the use of vehicles and drivers.

The Monitoring and Support Center

The Monitoring and Support Center (MSC) is the heartbeat behind our remote monitoring system. The MSC houses the computer equipment needed to interact with the GlobalGuard™ units in the field, and serves as the operations center for our employees that monitor client assets. S3 also provides Internet connectivity for the software packages that the Company’s clients use to monitor their equipment or statistical data. In addition, first responders, law enforcement, military or government agencies can contact the MSC to obtain information, such as the status of assets containing the GlobalGuard™ units.

The MSC plots the GlobalGuard™ unit’s position location information on digital maps and, using the Company’s Virtual Perimeter technology, is able to determine whether a relevant asset is where it is supposed to be in terms of both time and geography. If the asset is outside of its predefined limits, then the Virtual Perimeter program will alert the MSC team who can immediately send messages to the owner and/or law enforcement authorities as prescribed.

The GlobalGuard™ system allows information to flow in both directions. Accordingly, the MSC not only receives information from the field, but can also send commands to the remote transponder. For example, a vehicle’s speed can be transmitted to the MSC in addition to its location. If the speed becomes excessive or moves outside its pre-established geographic virtual perimeter (e.g. stolen), then the MSC can transmit one command to alert authorities and a second command back to the vehicle to disable the vehicle in a controlled manner. The potential applications for the GlobalGuard™ system are numerous and are already being applied for security and compliance activities across many industries.

Internet-based Fleet Monitoring & Reporting

Customers using our services can access the information concerning their assets through a standard web browser interface with standard windowing functionality. We have developed proprietary software GlobalGuard Software which is designed to simplify the user experience and support the rapid development of additional value added services. GlobalGuard software facilitates the viewing of an entire fleet simultaneously (both in graphical and tabular form).

Our GlobalGuard Software is fully compatible with Microsoft Windows 2000 and Windows XP. All reporting from our GlobalGuard Software is done in HTML/XML which is fully Open Data Base Connectivity (ODBC) compliant and can be exported into Excel as a .CSV file type. Clients can easily access their account from any location using a PC, laptop, or PDA via a secure Internet connection.

The GlobalGuard software includes the capability to view the location or route history of each individual equipped vehicle by an authorized GlobalGuard system user working at any Internet-connected computer. The GlobalGuard mapping software display offers extensive detail giving the user complete zoom-in or out functionality to view the level of detail necessary to maintain situational awareness of client vehicles dispersed throughout a region. Users have the option of viewing current vehicle/asset locations or vehicle movements over a period of time. GlobalGuard Software also supports customer service goals by answering questions such as, “which vehicle is nearest a given geographic point or address at any moment in time?”

For added convenience, customers can access their information by calling the Company’s MSC toll-free number, twenty-four hours a day, seven days a week.

Some of the services we currently provide include:

•	Virtual Perimeter: The Virtual Perimeter is one of our leading services. It is a “geo-fencing” application that allows the customer to create zones where a vehicle’s (or other asset’s) location may be monitored for boundary crossing. Boundaries aren’t just geographic. Other boundaries that can be “fenced” include date and time boundaries and telematics activity.

•	Routes: GlobalGuard™ leverages various geospacial, census and Tigerline data components (i.e., mapping technologies) to manage and indicate the vehicle’s movement and to track directions of travel.

•	Watchdog: Watchdog is our enhanced security feature that allows the customer to program the GlobalGuard™ unit, remotely through the MSC or through GlobalGuard Software, to automatically and instantly alert the customer when a vehicle or asset leaves its assigned area. This is a favorite application of law enforcement; “bait cars” are often left unattended, and when a car thief strikes, the police can be notified.

•	Automated Notification of Events (Threshold Alarming). Beyond the Watchdog service, the MSC can analyze incoming data and send notifications or updates to customers in various formats so that customers have complete control over the analysis of the data and resulting actions. Automated event activities can be customized by customer preference.

•	Reporting. We provide reporting features based on customer needs, including daily driver reports, route reports, activity reports, maintenance reports, and other summary activity reports of events. We have built into GlobalGuard software the modular control of adding and activating these reports for our clients as they come online. This allows us to offer our clients access to additional reporting features on demand, without the customer having to download new software or additional upgrades.

Sales and Marketing

Our sales and marketing objective is to achieve market penetration through vertical marketing and targeted sales activities. We currently have sales employees focused on marketing and selling our solutions to enterprise, major and OEM accounts. Enterprise accounts are targeted to prospects with greater than 1,000 mobile resources. The sales process with enterprise accounts often requires many months of activity which is a competitive process and requires a pilot test of our solutions. This sales force is conducted out of our headquarters in San Diego, California. Major accounts are defined as customers with 101 to 1,000 mobile resources. This is conducted out of our headquarters in San Diego, California. OEM accounts are targeted so that units can be installed at the point of vehicle manufacture.

Our marketing department is engaged in a variety of activities, such as awareness and lead generation programs, development of collateral and sales tools, trade shows, and co-marketing with third parties.

Customers

We market and sell our solutions to a broad range of customers in the United States and Canada. Currently, we have customers in the following industries:

•	School Districts

•	Hazardous Materials Transportation

•	Commercial Fleet/Field Service

•	Utility/Fixed Point Applications

•	Law Enforcement

•	Air Quality Management Districts

•	Retail Consumer Vehicle Tracking

In 2005, three customers accounted for 31.6% 19.1% and 10.7% of revenues, respectively. No other customer accounted for more than 10% of our revenues during the period. In 2004, these same customers accounted for 0%, 39.8% and 12.2% of revenues respectively. For 2006 we expect that revenues from these customers to be consistent with 2005 levels, but to decrease as a percentage of revenues as we move to diversify our customer base.

Competition

We face strong competition for our solutions, and this competition is expected to increase in the future.

We face competition from a number of different business productivity solution providers, including:

•	Solutions developed internally by our prospective customers’ information technology staffs, particularly by large companies;

•	Discrete means of communication with mobile workers, such as pagers, two-way radios, hand-held devices and wireless telephones;

•	Solutions targeted at specific vertical markets, such as services offered by Qualcomm Incorporated that monitor assets in the long-haul transportation sector;

•	Solutions designed to help companies schedule and route their mobile workers; and

•	Solutions offered by smaller market entrants.

Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. If we are unable to compete successfully, our business may suffer and our sales cycles could lengthen, resulting in a loss of market share or revenues.

We compete primarily on the basis of functionality, integration capability, deployment expertise, ease of use, quality, price, service availability, and customer service. As the demand for remote asset monitoring solutions increases, the quality, functionality and breadth of competing products and services will likely improve and new competitors will likely enter our market. In addition, the widespread adoption of industry standards and the deployment of high-speed wireless data networks may make it easier for new market entrants or existing competitors to improve their existing products and services, to offer some or all of the products and services we offer or may offer in the future, or to offer new products and services that we do not currently offer. We also do not know to what extent network infrastructure developers and wireless network operators will seek to provide integrated wireless communications, GPS, software applications, transaction processing, and Internet solutions, including access devices developed internally or through captive suppliers.

Research and Development

Our research and development efforts focus on development of new, feature-rich versions of its existing product lines, and evaluating anticipated future generations of products within our core business. Research and Development expenses for the years ended December 31, 2005 and 2004 were $319,953 and $210,167 respectively. Research and development expenses for the nine months ended September 30, 2006 were $205,030.

Employees and Labor Relations

As of January 22, 2007, we employed a total of 17 full-time employees, consisting of 3 in sales and marketing, 3 in research and development, 8 in operations, and 3 in finance, administration and other capacities. We have never had a work stoppage. None of our employees are represented by a labor organization, and we consider our relations with our employees to be good.

Intellectual Property

We rely on a combination of patent, trade secret, trademark and copyright laws, nondisclosure agreements and other contractual restrictions to protect our proprietary technology.

We have four process patent applications under review, which cover various aspects of our hosted solutions and elements of our licensed software solutions. We intend to continue to file patent applications where we believe there is a strategic, technological or business justification. No patents have been issued at this time and no assurances can be given that any patents will issue from our existing applications, or if they do issue, that they will be adequate to protect our business interest. Such intangible asset costs have been written off the Company’s books, as realization of such intellectual property benefits is unknown at this time.

As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and corporate alliances and limit access to and distribution of our software, documentation and other proprietary information. If a third party were to breach the confidentiality provisions or other obligations in one or more of our agreements or to misappropriate or infringe our intellectual property or the intellectual property licensed to us by third parties, our business could be seriously harmed. Third parties may independently discover or invent competing technologies or reverse engineer our trade secrets, software or other technology. Furthermore, laws in some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Therefore, the measures we take to protect our proprietary rights may not be adequate.

Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all. Any of these results would increase our expenses and could decrease the functionality of our solutions, which would make our solutions less attractive to our current or potential customers. We have agreed in some of our agreements, and may agree in the future, to indemnify other parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties.

DESCRIPTION OF PROPERTY

Our principal executive offices, which houses our research and development facility and our MSC, is located in 12,252 square feet of leased office building space at 6779 Mesa Ridge Road, Suite

100, San Diego, California 92121. The monthly rent is $14,090 and the lease on this facility expires on January 1, 2011. We believe that our current facilities are adequate to meet our current needs.

LEGAL PROCEEDINGS

In the course of our business, we have been, and may continue to be, involved in various claims seeking monetary damages and other relief. The amount of liability, if any, from such claims cannot be determined. However, in the opinion of our management, the ultimate liability for any legal claims currently pending against us will not have a material adverse effect on our financial position, results of operations or cash flows.

Prior to be acquired by the Company, S3 was sued by Elite Logistics, Inc. and Elite Logistics Services, Inc. The case is entitled Elite Logistics, Inc. and Elite Logistics Services, Inc. v. Satellite Security Systems of North America, LLC, (Case No. 31792,) and was filed on December 27, 2004 in the 23rd Judicial Court of Brazoria County, Texas. The case was subsequently removed to the United States District Court for the Southern District of Texas, The complaint alleged breach of contract, fraud or fraud in the inducement, and suit for accounting, all relating to contracts pursuant to which Satellite licensed certain technology. Satellite countersued asserting claims for breach of contract, tortuous interference with contractual relations, misappropriation of trade secrets, and fraud. Satellite and Elite Logistics agreed to a confidential settlement of all claims in this case on February 26, 2006. Such settlement has been appropriately reserved by the Company on its balance sheet.

In our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 as filed with the SEC on April 19, 2006 and our Quarterly Report on Form 10-QSB for the period ended March 31, 2006, as amended and filed with the SEC on July 13, 2006, we reported that prior to being acquired by the Company, S3 filed suit against a former supplier, Manconix, Inc. f/k/a Arrow Manufacturing, Inc. for breach of contract and conversion and Manconix, Inc. brought a countersuit against the Company. This case was entitled Satellite Security Systems, Inc. v. Manconix, Inc. f/k/a Arrow Manufacturing, Inc., Civil Action No. 05CV1838H, and was pending in the United States District Court, Southern District of California (“the California Litigation”). The Company’s claim related to breach of performance obligations by Manconix under a supply contract with the Company. The Company asserted claims of promissory estoppel, breach of covenant of good faith and fair dealings, conversion and for a declaratory judgment. Arrow Manufacturing, Inc. brought its countersuit against the Company in the county courts of Harris County, Texas, which was subsequently transferred to United States District Court, Southern District of Texas, Houston Division. In this suit, Arrow Manufacturing, Inc. sought to recover on the account for the goods that it delivered to S3, contending that S3 failed to pay such amount in full and that S3 made representations that were designed to induce Arrow Manufacturing to manufacture and deliver additional goods after the dispute arose. On March 31, 2006, the Texas Court held that jurisdiction in California was proper and transferred the action to the Southern District of California, where the California Litigation was pending. We have reached a Confidential Settlement Agreement with Manconix providing for the resolution of both cases and the disputes that gave rise to the litigation. The Confidential Settlement Agreement will result in our making payments to Manconix. The full amount of these payments has been accrued as an accrued liability in our balance sheet for the period ended September 30, 2006.

In our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 as filed with the SEC on April 19, 2006 and our Quarterly Report on Form 10-QSB for the period ended March 31, 2006, as amended and filed with the SEC on July 13, 2006, we reported that a suit was filed by Jay B. Ross and Protocol Electronics, Inc. against Celtron International, Inc, (now known as “Satellite Security Corporation”) its former officers and directors, former independent accountants and attorneys in the United States District Court for the District of New Jersey, entitled Jay B. Ross and Protocol Electronics, Inc. v. Celtron International, Inc., Case No. 05-1300. The case arises out of an alleged contract dispute between Mr. Ross and Alan Harrington, a former director and executive officer of the Company. The complaint alleges causes of actions for breach of contract, promissory Estoppel, common law fraud, securities fraud, New Jersey Civil RICO violations and conspiracy, professional negligence against counsel for the Company, professional negligence against the former independent accountants for the Company, negligence of officers and directors, and tortuous interference with contract. Management and counsel for the Company believe this action to be without merit, and the Company intends to vigorously defend the action. During the quarter ended June 30, 2006, the Company answered the complaint and plans to file a motion for summary judgment. Management believes this action to be without merit, and the Company intends to vigorously defend the action.

MANAGEMENT

Current Directors and Executive Officers

Our Board of Directors currently consists of two members. There are no arrangements or understandings between any of the directors or any other persons pursuant to which any of the directors have been selected as directors. Set forth below is our current management and Board of Directors, including each member’s age and position with the Company.

Name	Position(s)	Age	Director and/or Executive Officer Since
Zirk Engelbrecht	Chairman of the Board, and Chief Executive Officer	49	February, 16 2006

Aidan Shields	Chief Financial Officer	39	July 14, 2006

Stephen Hallock	Director	23	December 31, 2005

The business experience of each of the above persons for at least the last five years is as follows:

Zirk Engelbrecht. Mr. Engelbrecht has been Chairman of the Board of the Company since February 16, 2006. He currently serves as Chairman and CEO of Safari Associates, Inc. (OTC Bulleting Board: SFAR), a non-operating company that is currently seeking a merger candidate. Since 2000, Mr. Engelbrecht has been the Chairman and CEO of the Aston Organization Ltd, a private equity firm and a stockholder of the Company. He has served as a Member of Opus International LLC, a private equity and venture capital firm, since July 2000. Mr. Engelbrecht served as Chairman of Nutra Phama Corp. (OTC BB: NPHC), from February 2001 to November 2002.

Aidan Shields. Mr. Shields was appointed the Chief Financial Officer of the Company on July 14, 2006. From November, 2005 until its sale in February, 2006, Mr. Shields served as the Chief Financial Officer at Boston Equities, Inc., a private merchant banking firm. Subsequent to his departure, Boston Equities, Inc. filed for bankruptcy protection in March, 2006. From 1994 to 2005, Mr. Shields worked at various financial positions with GAP, Inc. (NYSE: GPS) culminating in his appointment as CFO of the GAP Outlet Division. Prior to that time Mr. Shields worked in the Republic of Ireland as a Chartered Accountant with Peat Marwick.

Stephen Hallock. Mr. Hallock has been a director of the Company since December 31, 2005. From December, 2000 to May, 2006 Mr. Hallock was the President of the Aston Organization Ltd a stockholder of the Company. Mr. Hallock is the Managing Member of Opus International, LLC, a private equity and venture capital firm. From 2004 to 2005, Mr. Hallock served as a Director, Secretary and eventually Chief Executive Officer of Knight Fuller, Inc., a publicly traded mobile commerce firm.

EXECUTIVE COMPENSATION

Executive Compensation Summary

The Company does not currently provide director compensation except for reimbursement of expenses incurred in connection with attendance at meetings. The Company’s Articles of Incorporation also provide for indemnification of its directors from certain liabilities arising out of their position as a director. The Company is seeking additional independent directors at this time, and anticipates entering into some compensation arrangement with any such directors, in addition to reimbursement of out-of-pocket expenditures.

The following table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended December 31, 2005, 2004 and 2003. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2005:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year Ending December 31st	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)		All Other Compensation
Kenneth Dixon, Chief Executive Officer (1)	2005	$18,462	$0	$0	$150,000	(2)			$0

John L. Phillips, President	2005	$219,681	$0	$0	$207,303	(3)	1,923,077	(4)	$0
	2004	$103,957	$0	$0			368,489	(4)	$0
	2003	$92,300	$0	$0			38,455	(4)	$0

Randall A. Smith, Chief Financial Officer (5)	2005	$54,464	$0	$0					$0

(1)	Mr. Dixon commenced employment with the Company in October 2005 and resigned as Chief Executive Officer on May 1, 2006.

(2)	Consists of 2,106,522 shares of restricted stock valued at $.06 per share.

(3)	Consists of 6,644,338 shares of restricted stock valued at $.03 per share.

(4)	Consists of stock option grants.

(5)	Mr. Smith began consulting with the Company in August 2005 and resigned as Chief Financial Officer on April 27, 2006.

Employment Contracts

Satellite entered into an employment agreement with John L. Phillips on November 9, 2005, which was replaced with a new employment agreement on May 19, 2006 upon Mr. Phillips being named CEO of the Company. The employment agreement with Mr. Phillips calls for payment of (i) an annual base salary of $225,000; (ii) an annual bonus opportunity in the amount of $35,000 payable in cash for each subsidiary or operating division of the Company that meets its operating budget goal for each year during the term of the employment agreement; (iii) an additional annual bonus opportunity in an amount to be determined by the Board of Directors; and (iv) an automobile allowance of $1,500 per month. Mr. Phillips is also eligible to participate in our employee benefit programs. Under the employment agreement, we also agreed (i) to grant to Mr. Phillips, effective May 16, 2006, a non-qualified option to purchase 4,000,000 shares of our common stock at an exercise price equal to $0.09 per share, the closing price of our common stock on the date of grant; (ii) to re-price non-qualified stock options of 1,923,077 shares previously granted to Mr. Phillips on November 4, 2005 from an exercise price of $0.312 per share to $0.15 per share; and (iii) to remove certain performance-based restrictions on the previously granted 1,923,077 shares of restricted common stock. These options became 100% vested on May 16, 2006.

On December 4, 2006 John L. Phillips resigned as Chief Executive Officer and as a member of our board of directors. The resignation effected a termination of the employment agreement. Effective December 1, 2006, Mr. Phillips was suspended from his duties as Chief Executive Officer with pay, pending a board meeting to review his performance. On December 4, 2006, Mr. Phillips tendered his resignation. Mr. Phillips contends that his resignation was for “Good Reason” as defined in his employment agreement and that, accordingly, he is entitled to certain severance benefits. Under the terms of the Employment Agreement, Mr. Phillips severance benefits would include payment over a period of one year of (i) an amount equal to 200% of his base salary at the time of termination plus (ii) an amount equal to the premiums on the COBRA insurance coverage. At the time of termination, Mr. Phillips base salary under the Employment Agreement was $225,000 per annum. We dispute Mr. Phillips’ assertion that he had “Good Reason” to resign and we dispute his claim to severance benefits under the employment agreement.

The Company has also entered into an employment agreement with its new Chief Financial Officer, Aidan Shields, effective July 14, 2006. That employment agreement calls for payment of (i) an annual base salary of $160,000; and (ii) a mutually agreed upon performance bonus. Under the employment agreement, we also agreed to grant Mr. Shields an option to purchase 750,000 shares our common stock at an exercise price equal to $0.13 per share, the closing price of our common stock on the date of grant, subject to vesting over a three year term.

The Company has not adopted any compensation policies.

Stock Option

In November, 2005, our subsidiary S3 entered into an employment agreement with John L. Phillips. In connection with that agreement Mr. Phillips was issued an option to purchase 1,923,077 shares of common stock at an exercise price of $0.312 per share. Vesting of the option was subject to the attainment of certain performance goals. Effective May 16, 2006, our Board of Directors agreed to fully vest the option and to reprice the exercise price to $0.15 per share.

Equity Incentive Plan

On April 18, 2006, our Board of Directors approved and adopted the Satellite Security Corporation 2006 Equity Incentive Plan (the “Plan”). The Plan was subsequently approved pursuant to a written consent of the majority of our stockholders received on April 19, 2006.

The following is a summary of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, a copy of which is set forth in the Company’s Definitive Information Statement on Schedule 14(C) filed with the SEC on May 1, 2006.

Description of The Plan

Purpose. The purpose of the Plan is to provide the Company a means to retain the services qualified executives and other persons eligible to receive stock awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates, as well as to provide a means by which eligible recipients of stock awards may be given an opportunity to benefit from increases in value of the common stock through the granting of the awards, including: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

Eligible Participants. Employees, directors and consultants of the Company and any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing (each an “Affiliate”, as such terms are defined in Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the “Code”)) are eligible to receive stock awards under the Plan.

Number of Shares of Common Stock Available Under the Plan. The total number of shares of common stock that may be issued pursuant to stock awards under the Plan shall not exceed in the aggregate 20,000,000 shares of common stock.

If any stock award shall for any reason expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award shall revert to and again become available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option shall for any reason be repurchased by the Company under an unvested share repurchase option provided under the Plan, the stock repurchased by the Company under such repurchase option shall not revert to and again become available for issuance under the Plan.

Administration of the Plan. The Board of Directors has the authority to administer the Plan or may delegate administration of the Plan to a Committee or Committees of one or more members of the Board of Directors. If administration is delegated to a Committee, the Committee shall have all administrative powers conferred upon the Board of Directors, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board of Directors. The Board of Directors may abolish the Committee at any time and revest the administration of the Plan in the Board of Directors.

In the discretion of the Board of Directors, a Committee may consist solely of two or more “outside directors”, in accordance with Section 162(m) of the Code, and/or solely of two or more “non-employee directors”, in accordance with Rule 16b-3. Within the scope of such authority, the Board of Directors or the Committee may (i) delegate to a committee of one or more members of the Board of Directors who are not outside directors under the Exchange Act, the authority to grant stock awards to eligible persons who are either (1) not then covered employees and are not expected to be covered employees at the time of recognition of income resulting from such stock award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board of Directors who are not non-employee directors the authority to grant stock awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

Change in Control. The Plan provides that in the event of a merger with or into another corporation or other entity, then the surviving corporation or acquiring corporation shall assume any stock awards outstanding under the Plan or shall substitute similar stock awards for those outstanding under the Plan. If the surviving corporation or acquiring corporation in an change of control refuses to assume such stock awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to stock awards which are (i) held by participants whose continuous service has not terminated prior to such event, and (ii) would otherwise vest and become exercisable within one (1) year of the closing of such acquisition, the vesting of such stock award shall be accelerated and made fully exercisable at least thirty (30) days prior to the closing of such acquisition. Any stock award not exercised prior to the closing of an acquisition involving a change in control of the Company shall be terminated.

Amendment to the Plan and Awards. The Board of Directors at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 of the Plan relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any NASDAQ or securities exchange listing requirements.

Termination and Suspension of the Plan. The Board of Directors may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board of Directors or approved by the stockholders of the Company, whichever is earlier. No stock awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Types of Awards

Stock Options. A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The Committee will determine the exercise price of options granted under the Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. Notwithstanding the foregoing, an incentive stock option may be granted with an exercise price lower than that set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 424(a) of the Code. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant.

The exercise price of each nonstatutory stock option granted under the plan shall not be less than 85% of the fair market value of the stock subject to the option on the date the option is granted. Notwithstanding the foregoing, a nonstatutory stock option may be granted with an exercise price lower than that set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provision of Section 424(a) of the Code. Additional terms including term, consideration, vesting and early exercise shall be determined by the Board of Directors at the time of grant.

Stock Bonus Awards other than Options. The Committee will also have the authority to grant stock bonus awards pursuant to the terms of stock bonus agreement. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical.

Federal Income Tax Consequences Of Awards

The following is general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options. For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the common stock for a period of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income as of the exercise date equal to the difference between the exercise price and fair market value of the share on the exercise date. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

Nonstatutory Stock Options. A participant who receives a nonstatutory stock option with an exercise price equal to the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the company is subject to tax withholding by us.

Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, a restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to us. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by us. If the stock award consists of stock units, no taxable income is reportable when stock units are granted to a participant or upon vesting. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

Tax Effect for Our Company. Unless limited by Section 162(m) of the Code, we generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a stock option).

Section 162(m) Limits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The Plan is qualified such that awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the Plan provides that no employee may be granted more than 100,000 shares in any calendar year.

The Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Option Grants

FISCAL YEAR 2005 OPTION GRANTS

Name and Principal Position	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees In Fiscal Year	Exercise Price of Options Granted	Expiration Date
John L. Phillips, Chief Executive Officer	1,923,077	100%	$.31	November 9, 2015

Option Values

AGGREGATED OPTION VALUES AT DECEMBER 31, 2005

Name	Number of Shares Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
John L. Phillips, Chief Executive Officer	0	1,923,077	0	$211,538	(1)

(1)	Based on a per share price of $0.42 as of December 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to our common stock beneficially owned as of January 24, 2007 by (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors and executive officers, and (c) all directors and named executive officers as a group:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (2)
Officers and Directors
Zirk Engelbrecht (3) (4)	12,670,223	11.42%
Stephen Hallock	10,000,000	9.01%
Aidan Shields	0	—%
All directors and executive officers as a group (3 persons) (3)(4)	22,670,223	20.43%

5% Stockholders
Marcy Engelbrecht 12753 Mulholland Drive, Beverly Hills, CA 90210	15,000,000	13.52%
The Aston Organization, Ltd 646 W. Highland Avenue Redlands CA, 92373	12,670,223	11.42%

(1)	Except as noted above, the address for each person is 6779 Mesa Ridge Road, Suite 100, San Diego, CA 92121.

(2)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/ or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within sixty (60) days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 110,981,560 shares of common stock outstanding as of August 24, 2006.

(3)	Includes 3,259,314 shares registered in the name of The Aston Organization Limited. Mr. Engelbrecht is the President and CEO of the Aston Organization Limited.

(4)	Includes 9,410,909 shares of common stock received by the Aston Organization Limited upon conversion of a promissory note in the outstanding amount of $1,035,200. Mr. Engelbrecht is the President and CEO of the Aston Organization Limited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 5, 2000 the Company entered into an Office Lease for property owned by Harry E. Maas, a former director of the Company. The Lease called for rent in the amount of $3,500 per month, which was accrued. In addition, Mr. Maas advanced cash and other services to the Company. The maximum amount owed to Mr. Maas for accrued rent, cash and other advances during 2005 was $3.2 million. On July 15, 2005, in connection with the sale of a portion of his shares to Opus International, LLC, Mr. Maas agreed to eliminate the amount due under the advances in exchange for a $1.6 million promissory note. On July 25, 2005, we entered into an Addendum to Office Lease Dated May 5, 2000 which increased the monthly rent to $5,000. Mr. Maas is no longer a director of the Company. The Office Lease was terminated effective January 15, 2006. The $1.6 million promissory note is still outstanding and the Company is making monthly payments against that note in the amount of $7,000 per month.

Zirk Engelbrecht and Stephen Hallock, both directors of the Company, are controlling shareholders of Opus International, LLC (“Opus”). Prior to the Merger, Opus was the majority stockholder of the Company. The following transactions occurred in the last two years, to which the Company was a party, in which Opus International, LLC had a direct material interest. On July 29, 2004, the Company issued 350,469 shares to Opus International, LLC, in repayment of $141,231 in debt owed to Opus for working capital advances. On November 18, 2004, the Company granted options to Opus to purchase up to 1,000,000 shares of common stock at $.30 per share. Opus exercised the option to purchase 300,000 shares at $90,000 in fiscal year 2004, and the remaining options were terminated. As of December 31, 2004, the Company was indebted to Opus in the amount of $601,769 for working capital advances. During the six months ended June 30, 2005, the Company received an additional advance of $268,498 from Opus and issued 3,000,000 shares of common stock to discharge the total debt.

On March 17, 2005, Mr. Kenneth Dixon, formerly the Chief Executive Officer of the Company, entered into a Convertible Promissory Note agreeing to loan to the Company up to $150,000 with amounts outstanding bearing interest at 9%. The maximum amount outstanding under the Convertible Promissory Note during 2005 was $131,447. On September 13, 2005 the Company entered into a Conversion Agreement pursuant to which Mr. Dixon agreed to convert all amounts outstanding under the Convertible Promissory Note into 2,106,552 shares of common stock.

Pursuant to an Agreement and Plan of Merger dated December 9, 2005, the Company issued 54,739,314 shares of common stock to Opus International, LLC; 3,763,230 shares of common stock to John L. Phillips; and 4,500,509 shares of common stock to The Dixon Trust, beneficially owned by Director Kenneth Dixon, in exchange for shares that each held in S3.

On February 16, 2006, the Company entered into a Convertible Promissory Note with The Aston Organization Ltd. Mr. Zirk Engelbrecht and Mr. Steven Hallock, current directors of the Company, are controlling shareholders of The Aston Organization Ltd. Under the terms of the Convertible Promissory Note, The Aston Organization Ltd. agreed to make advances to the Company up to an aggregate of $2 million. Amounts advanced under the Convertible Promissory Note accrue interest at 9% and are convertible into common stock at $.20 per share at any time at the election of the holder. In May 2006, The Aston Organization converted $96,000 outstanding under the note into 480,000 shares of our common stock. In July, 2006, we entered into a Note Conversion and Lock Up Agreement with The Aston Organization, Ltd. in which the Aston Organization Ltd. agreed to convert the $1,035,200 outstanding under the note into 9,410,909 shares of the our common stock.

In 2006, the Company paid legal fees to Workman Nydegger, a law firm. A relative of John Phillips, our former Chief Executive Officer is a shareholder of Workman Nydegger. For the nine months ended September 30, 2006 and the year ended 2005, total legal fees paid to this firm were $165,213 and $45,000 respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risks Relating to Our Business,” “Description of Business” and elsewhere in this document.

OVERVIEW

We entered into the Merger with S3 on December 9, 2005 pursuant to which S3 was merged with and into a wholly owned subsidiary of the Company effective December 31, 2005. In accordance with generally accepted accounting principles, the merger was accounted for as a public shell merger. Accordingly the financial statements included in this prospectus contain the historical results of operations of S3, except for the statements of changes in shareholders’ deficit, which has been converted to shares of the Company based on the above merger ratios.

Since the Merger, our primary business has been the operations conducted by our subsidiary S3 in the development and sale of asset tracking and monitoring solutions and services. We generate one-time revenues through direct and OEM sales of our GPS tracking devices which we market under the name GlobalGuard™. We then offer and supply stealth and covert monitoring systems with two-way communications capabilities linked to our MSC with trained staff on duty 24 hours a day, seven days a week. The monitoring services are provided under the terms of service contracts which provide monthly recurring revenue to the Company. Typically these contracts have an initial period of one to five years. The amount of revenues derived from monitoring services is based on customer options for monitoring and control functions, such as monitoring movement of vehicles in a fleet, remotely initiating operation of a generator, valve or other piece of equipment.

We entered the third quarter with three operating objectives: secure additional working capital, recruit personnel for key management positions, and increase our sales and distribution activities.

We entered the third quarter with limited cash and a substantial working capital deficit. On July 13, 2006 we entered into a convertible note and warrant financing transaction (the “Secured Note Financing”) with a group of unrelated accredited investors in which the Company issued an aggregate of: (i) $3.3 million of Secured Convertible Promissory Notes; (ii) 21,607,465 Series A Warrants exercisable at $0.13 per share; and (iii) 18,006,221 Series B Warrants exercisable at $0.143 per share. We received net proceeds of $2,947,550 from the Secured Note Financing, after deducting finder’s fees and expenses. In connection with the Secured Note Financing we repaid two other outstanding loans. We used a portion of the proceeds from the Secured Note Financing to pay off a short term $540,000 Promissory Note. In addition, as a condition to the financing, the Aston Organization, Ltd. agreed to convert $1,035,200 outstanding under a Secured Convertible Note into 9,410,909 shares of our common stock at the rate of $0.11 per share, the market price on the date of the conversion. We will use the balance of the proceeds from the Secured Note Financing transaction for general working capital purposes.

On July 14, 2006 we entered into an Employment Agreement with Mr. Aidan Shields, pursuant to which Mr. Shields will act as our Chief Financial Officer with oversight of all financial and reporting obligations for the company. On August 7, 2006 we entered into an employment agreement with Mr. Eric Chapman pursuant to which Mr. Chapman will act as President of our operating subsidiary Satellite with responsibility for all of its operations, including sales and business development.

Our sales efforts during the third quarter focused on the development of additional markets and distribution channels for our solutions. We targeted proposals and developed applications during the quarter that are tailored for Air Quality Management Districts and school transportation and student safety, including monitoring the location of school buses in transit. Earlier this year, we entered into a Supply Agreement with Blue Bird Corporation, a manufacturer of school buses, to offer our GlobalGuard™ GPS solutions in their buses. Sales of hardware devices to Blue Bird Corporation accounted for a substantial portion of our revenues for the period ended September 30, 2006. Overall revenues were $419,632 for the third quarter, bringing total revenues for the year to $1,074,929.

As we move into the fourth quarter we will look to continue the hardware sales and work with Blue Bird to market monitoring services to school districts and school transportation customers. We are also looking to diversify our revenue base and increase overall revenues through the pursuit of opportunities with Air Quality Management Districts and vehicle fleet management companies where we believe we offer unique solutions or customer value proposition. Despite these efforts, because of the small size of our operations and our dependence on a few customers or contracts opportunities, our business and results of operations may experience volatility from quarter to quarter. If we fail to reach our operating goals, or if we incur unanticipated expenses, we may require additional capital to support our continued operations.

Results of Operations for Three Months Ended September 30, 2006 and Nine Months Ended September 30, 2006 as Compared to Prior Periods

Revenues

Revenues were $419,632 for the three months ended September 30, 2006, compared to $263,431 for the same period in 2005. Revenues were $1,074,929 for the nine months ended September 30, 2006 compared to $972,227 for the same period in 2005. Revenues increased $156,201 or 59% for the three months ended September 30, 2006, compared to the same period in 2005. Revenues increased $102,702 or 11% for the nine months ended September 30, 2006, compared the same period in 2005. The increases were primarily due to increased hardware sales partially offset by decreased monitoring service revenue from the Company’s MSC.

Cost of Revenues

Cost of revenues includes hardware, wireless airtime expense and personnel-related costs for the MSC. Costs of revenues were $355,764 or 85% of revenues for the three months ended September 30, 2006, compared to $186,132 or 71% of revenues for the same period in 2005. Costs of revenues were $917,356, or 85% of revenues for the nine months ended September 30, 2006, compared to $553,081 or 57% of revenues for the same period in 2005. Cost of revenues increased $169,632, or 91%, for the three month period ended September 30, 2006 compared to the same period in 2005. For the nine month period ended September 30, 2006 cost of revenues increased $364,275, or 66%, compared to the same period in 2005. The increase in cost of revenues as a percentage of revenues is primarily attributable to product mix, as a higher percentage of our revenues were derived from hardware sales during the period, combined with higher hardware costs from third party manufacturers, and reduced leverage on fixed costs at the MSC.

Research and Development

Research and development expenses include payroll, and costs associated with software development, product design and outsourcing. Research and development expenses were $67,863 for the three months ended September 30, 2006, compared to $82,077 for the same period in 2005. Research and development expenses were $205,030 for the nine months ended September 30, 2006, as compared to $235,350 for the same period in 2005. Research and development decreased $14,214, or 17%, for the three months ended September 30, 2006 compared to the same period a year ago. For the nine months ended September 30, 2006, research and development expenses decreased $30,320, or 13% compared to the same period in 2005. The decreases were primarily due to reductions in research and development related payroll.

We expect to continue to invest in our ongoing research and development efforts of integrating customer applications and introducing new hardware devices for sale. We believe that continued investment in research and development is a critical factor in maintaining our competitive position. However, our ability to maintain research and development spending may be adversely impacted by our limited cash flow and liquidity.

Marketing and Sales Expenses

Marketing and sales expenses include payroll, and costs associated with advertising, promotions, trade shows, seminars, and similar programs, as well and travel expenses. Marketing and sales expenses were $196,375 for the three months ended September 30, 2006, compared with $121,572 for the same period in 2005. Marketing and sales expenses were $485,320 for the nine months ended September 30, 2006 compared to $269,941 for the same period in 2005. Marketing and sales expenses increased $74,803, or 62% for the three months ended September 30, 2006 compared to the same period a year ago. For the nine months ended September 30, 2006, marketing and sales expenses increased $215,379 or 80% compared to the same period in 2005. The increases were primarily due to additional payroll to support our channel sales programs.

We expect marketing and sales expenses to increase in absolute dollar amounts and as a percentage of total revenues for the remainder of the year in connection with our marketing support to develop distribution channels for our products and services.

General and Administrative

General and administrative expenses include payroll and costs associated with the finance, facilities, and legal and other administrative functions of the Company. General and administrative costs were $830,799 for the three months ended September 30, 2006 compared with $230,141 for the same period in 2005. General and administrative costs were $2,299,787 for the nine months ended September 30, 2006, compared with $853,186 for the same period in 2005. General and administrative expenses increased $600,658 or 261%, for the three months ended September 30, 2006 compared to the same period a year ago. For the nine months ended September 30, 2006, general and administrative expenses increased $1,446,601, or 170% compared to the same period in 2005. The increases in General and Administrative expenses were primarily due to increased audit, consulting and legal fees, partly as a result of our becoming a public company, as well as additional payroll to support the administrative and finance functions.

We believe that our general and administrative expenses are adequate to support current needs and some growth. However, given the size of our operations, small changes, such as the addition of a single payroll position, has a substantial impact on the general and administrative expenses.

Interest Expense

Interest expenses were $3,127,590 for the three months ended September 30, 2006 compared to $17,214 for the same period in 2005. Interest expenses were $3,993,958 for the nine months ended September 30, 2006, compared to $64,886 for the same period in 2005. The increase in interest expense for the nine months ended September 30, 2006 was primarily due to the following:

Issuance of the convertible promissory note to the Aston Organization Ltd, which included a beneficial conversion feature which, under generally accepted accounting principals, resulted in an interest expense of $799,614 for the nine months ended September 30, 2006.

Interest on the $3,300,000 of Notes issued with the $3,300,000 Convertible Debt and Warrant financing on July 13, 2006 at the rate of 10% per annum and payable quarterly. Interest paid for the nine months ended September 30, 2006 was $71,425.

Non-cash expenses which we incurred as a result of our valuation on July 13, 2006 of the initial warrant and embedded derivative liabilities related to the Notes and the revaluation of warrants associated with the Secured Note Agreement as of September 30, 2006. A non-cash expense of $2,696,367 represents the amount that the aggregate of the warrant and embedded derivative liabilities exceeded the face amount of the convertible note of $3,300,000. Interest expense also includes the amortization of the debt discount associated with the Notes. Interest expense on the amortization of the debt discount for the nine months ended September 30, 2006 was $238,082.

Net Change in Fair Value of Common Stock Warrants and Embedded Derivative Liability

Net change in fair value of common stock warrants and embedded derivative liability of $722,097 consists of the net change in the carrying values of the liabilities for the common stock warrants and the embedded derivative liabilities related to the Secured Convertible Notes on September 30, 2006.

Net Loss

Net loss includes loss from operations and interest expense. We recorded a net loss of $3,436,662 for the three months ended September 30, 2006 compared to a net loss of $373,705 for the same period in 2005. We recorded a net loss of $6,104,425 for the nine months ended September 30, 2006 compared to a net loss of $1,004,217 for the same period in 2005. The increase in net loss for the nine months ended September 30, 2006 as compared to the same period of 2005 was due to an increase in revenue of $102,702 offset by an increase in cost of revenues of $364,275; an increase in operating costs of $1,631,660; increased interest expense of $3,929,072, primarily from the non-cash expenses which we incurred as a result of our valuation of the warrants and embedded derivative liabilities related to the Secured Note Financing and the beneficial conversion feature on the Aston Note; and the net change in fair value of $722,097 on common stock warrants and embedded derivative related to the Notes issued on July 13, 2006 in connection with the Secured Note Financing and revalued on September 30, 2006.

Results of Operations for Fiscal Year 2005 Compared to Fiscal Year 2004

Revenues

Revenues were $1,227,374 and $1,378,162 for fiscal 2005 and 2004, respectively. Revenues decreased by $150,788 or 10.9% in 2005 compared to 2004. The decrease in 2005 revenue is due in part to limited working capital that prohibited the Company from purchasing additional GPS tracking devices to fulfill purchase orders at a faster rate.

Cost of Revenues

Cost of revenues includes hardware, wireless airtime expense and personnel-related costs for the MSC. Cost of revenues were $688,894 and $965,802 for fiscal year 2005 and 2004, respectively. Cost of revenues for 2005 decreased by $276,908 or by 28.7% in 2005 compared to 2004. Stated as a percentage of revenues, cost of revenues for the corresponding periods were 56.1% and 70.0%, respectively. The reduction in cost of sales was primarily attributable to a change in product mix from sales of GPS tracking devices to higher margin monitoring services and to reductions in the cost of GPS tracking hardware because of changes in suppliers and efforts to reduce costs through sourcing activities.

Research and Development

Research and development expenses include payroll, and costs associated with software development, product design and outsourcing. Research and development expenses were $319,953 and $210,167 for 2005 and 2004, respectively. Research and development expenses for 2005 increased by $109,786 or 52.2% compared to 2004. Stated as a percentage of net sales, research and development expenses for the corresponding periods were 26% and 15%, respectively. The increase in 2005 expenses over 2004 was primarily due to additional research and development staff, and the integration of new technology into the Company’s solutions, such as Inmarsat communications and costs associated with integrating additional third party GPS solutions using the ReFlex network. We also increased expenses related to software development adding additional features to the Company’s GlobalGuard Enterprise Solution software throughout 2005 primarily related to the pupil transportation industry.

We expect to continue to invest in our ongoing research and development efforts of integrating customer applications and introducing new hardware devices for sale. We believe that continued investment in research and development is a critical factor in maintaining our competitive position. However, our ability to maintain research and development spending may be adversely impacted by our limited cash flow and liquidity.

Marketing and Sales Expenses

Marketing and sales expenses include payroll, and costs associated with advertising, promotions, trade shows, seminars, and similar programs, as well and travel expenses. Marketing expenses were $167,351 and $171,503 for 2005 and 2004, respectively. Stated as a percentage of revenues, marketing expenses for fiscal year 2005 and 2004 were 14% and 12%, respectively.

We expect marketing and sales expenses to increase in absolute dollar amounts and as a percentage of total revenues for the remainder of the year in connection with our marketing support to distribution channels.

General and Administrative

General and administrative expenses include payroll and costs associated with the finance, facilities, and legal and other administrative functions of the Company. General and administrative costs were $1,533,023 and $1,551,574 for the fiscal year ended 2005 and 2004, respectively.

We believe that our general and administrative expenses are adequate to support current needs and some growth. However, given the size of our operations, small changes, such as the addition of a single payroll position, has a substantial impact on the general and administrative expenses.

Net Loss

Net loss includes loss from operations and interest expense. Net losses were $1,777,693 and $2,023,202 for fiscal year 2005 and 2004, respectively. Net losses for 2005 decreased by $245,509 or 12.2% compared to 2004. The change in the net loss from 2004 to 2005 was primarily due to the decrease in revenue being less than the decrease in operating and other expenses.

Liquidity and Capital Resources

On September 30, 2006, we had cash of $960,438 and accounts receivable, net of allowance for doubtful accounts, of $63,145. Our working capital as of September 30, 2006 was $218,352 compared to a deficit of $1,248,299 at December 31, 2005.

Net cash used in operating activities during the nine months ended September 30, 2006 was $2,638,852. The primary use of cash from operating activities was the net loss of $6,104,425, non-cash income of $722,097 from the change in value of warrants and embedded derivative liability, and an increase of $276,119 in inventory. The primary sources of cash from operating activities was the non-cash interest expense of $2,696,367 which represents the amount that the aggregate of the warrant and embedded derivative liabilities exceeded the $3,300,000 face amount of the Notes, non-cash interest expense of $799,614 in connection with a beneficial conversion feature on the Aston Note, common stock issued for services in the amount of $446,000, and non-cash amortization of debt discount of $238,082.

Net cash used by investing activities during the nine month period ended September 30, 2006 was $62,219 and was due to purchases of property and equipment. There are no significant capital expenditures planned by the Company within the foreseeable future.

Since our inception, we have financed our cash needs primarily through financing activities. Net cash provided by financing activities for the nine months ended September 30, 2006 was $3,645,067, primarily from the issuance of debt in three significant financing transactions:

On February 16, 2006 we entered into a Convertible Promissory Note (the “Aston Note”) with The Aston Organization Ltd (“Aston”). Aston is a significant shareholder of the Company and is controlled by Zirk Engelbrecht and Steven Hallock, each of whom are directors of the Company. Under the terms of the Aston Note, the Company had the right to request advances from Aston from time to time up to an aggregate of $2,000,000. Borrowings under the Aston Note were due and payable on December 31, 2006. On July 9, 2006 we entered into a Note Conversion and Lock-Up Agreement with Aston in which Aston agreed to convert the $1,035,200 of outstanding principal, accrued and unpaid interest and all other amounts due under the Aston Note into 9,410,909 shares of the Company’s common stock at a conversion rate of $0.11 per share, the current market price on that date. In connection with the conversion the Company and Aston agreed to terminate the Aston Note.

On May 19, 2006 we entered into a $540,000 Secured Note Agreement with Double U Master Fund L.P., an unrelated third party investor, that resulted in net proceeds to us of $447,500 The amounts outstanding under the $540,000 Secured Note Agreement was due and payable on August 31, 2006. The $540,000 Secured Note Agreement was secured by a lien on substantially all of our assets, including a pledge of our shares in Satellite. In connection with the issuance of the $540,000 Secured Note Agreement, we issued to the investor warrants to purchase an aggregate of 540,000 shares of common stock at an exercise price of $.25 per share. The warrants are exercisable on or before May 19, 2009.

On July 13, 2006 we entered into a convertible note and warrant financing transaction (the “Secured Note Financing”) with a group of unrelated accredited investors in which the Company issued an aggregate of: (i) $3.3 million of Secured Convertible Promissory Notes; (ii) 21,607,465 Series A Warrants exercisable at $0.13 per share; and (iii) 18,006,221 Series B Warrants exercisable at $0.143 per share. The financing resulted in net proceeds to the Company of $2,947,550 after deducting finder’s fees and expenses. The amounts outstanding under the Secured Convertible Promissory Notes bear interest at the rate of ten percent (10%) per annum, mature on July 13, 2009 and are secured by a lien on substantially all of our assets, including a pledge of our shares in Satellite. The Series A and Series B warrants expire on July 13, 2011. The holders of the Secured Convertible Promissory Notes have the right, at their election, to convert outstanding interest and principal into shares of the Company’s common stock at any time at a conversion price equal to seventy-five percent (75%) of the Company’s volume weighted average price as reported on the OTC Bulletin Board for the five (5) day period prior to the conversion. In addition, the Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the Secured Convertible Promissory Notes and the Series A and B Warrants. The Company will use of proceeds from this Secured Note Financing transaction for general working capital purposes.

In connection with the Secured Note Financing transaction, the Company repaid all amounts due under the $540,000 Secured Note Agreement with Double U Master Fund, L.P. by repaying $40,000 in cash and converting the remaining $500,000 into a subscription in the July 13th financing transaction of convertible notes and warrants. In connection with the transaction, the Company re-priced the 540,000 warrants issued to Double U Master Fund, L.P. on May 19, 2006 from an exercise price of $0.25 per share to an exercise price of $0.13 per share, the market price on the date of the Secured Note Financing transaction. The exercise date of the 540,000 warrants and the registration rights remain unchanged.

Despite the proceeds from our recent financing transactions, we will require additional capital to support our continued operations. Our existing cash position is sufficient to sustain our operations for only one or two months. We plan to raise additional capital from the sale of debt or equity securities. There are no commitments or arrangements for other offerings in place. Furthermore, the terms and conditions of the Secured Note Financing transaction place substantial restrictions on our ability to raise additional capital. There is no assurance that we will be able to raise additional funds, and if we are unsuccessful, we will be forced to curtail operations or possibly be forced to evaluate a sale or liquidation of the Company’s assets. Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment. Any future financing may involve substantial dilution to existing shareholders.

As emphasized in the Report of Independent Registered Public Accounting Firm on our December 31, 2005 financial statements, we have incurred recurring negative cash flows from operations, significant losses, working capital deficits and increasing shareholder deficiencies. Further, we have yet to establish profitable operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

DESCRIPTION OF SECURITIES

The following description of our common stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed with the SEC.

Our authorized capital stock consists of 260,000,000 shares of capital stock, of which 250,000,000 shares are designated as common stock, par value $0.001 per share, and 10,000,000 shares of which are designated as “blank check” preferred stock, par value $0.001 per share.

Common Stock

The holders of shares of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. Holders of common stock do not have cumulative voting rights. The holders of our common stock are entitled to receive dividends when, and if declared by our Board of Directors from funds legally available for dividends. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.

We have reserved 20,000,000 shares of our common stock for use in the “Satellite Security Corporation 2006 Equity Incentive Plan” and we also contemplate reserving some of our common stock for use in future stock option plans for our employees.

Preferred Stock

Our Board of Directors is authorized by our Articles of Incorporation to issue up to 10,000,000 shares of one or more series of preferred stock, par value $0.001 per share. As of the date of this prospectus, none of our preferred stock was issued and outstanding. In the event that the Board of Directors issues shares of preferred stock, it may exercise its discretion in establishing the terms of such preferred stock. Our Board of Directors may determine the voting rights, if any, of the series of any preferred stock being issued, including the right to:

•	vote separately or as a single class with the common stock and/or other series of preferred stock;

•	have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and

•	vote on specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition.

If our Company liquidates, dissolves or winds up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by our Board of Directors when creating the particular preferred stock series before the holders of our common stock are entitled to receive anything.

Preferred stock authorized by our Board of Directors could be redeemable or convertible into shares of any other class or series of our stock. The issuance of preferred stock by our Board of Directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Secured Convertible Promissory Notes and Warrants

In connection with a private placement transaction which closed on July 13, 2006, we sold an aggregate of $3,300,000 principal amount of secured convertible promissory notes, together with warrants to purchase an aggregate of 39,613,686 shares of our common stock.

Secured Convertible Promissory Notes

The secured convertible promissory notes are senior to or on equal footing with all our current and future indebtedness and we pledged all of our assets as collateral for the secured convertible promissory notes. Additional terms of the secured convertible notes include:

•	Unless converted or redeemed as described below, the secured convertible notes are due on July 13, 2009.

•	10% annual interest, payable on September 30, 2006, and on the last day of each calendar quarter thereafter, until the maturity date or until converted or redeemed.

•	While the notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price, then the conversion price of these secured convertible notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of these secured convertible notes will be reduced to the lowest issue price applied to those securities.

•	The notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price equal to 75% of the volume weighted average price of our common stock using the Average Quote Recap (AQR) function as reported by Bloomberg L.P. for the five trading days preceding a conversion date.

•	The conversion price is subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, reclassifications, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock, mergers or consolidations, or certain issuances of common stock.

•	The number of shares of our common stock acquired by any holder upon conversion of the notes is limited to the extent necessary to ensure that following the conversion the total number of shares of our common stock beneficially owned by the holder does not exceed 4.99% of our issued and outstanding common stock.

Class A Warrants and Class B Warrants

We issued Class A Warrants to purchase up to 18,006,221 shares of our common stock, and Class B Warrants to purchase up to 18,006,221 shares of our common stock. The Class A Warrants are exercisable until July 13, 2011 at an exercise price of $0.13 per share, which was 100% of the closing bid price of the common stock on the Over-the-Counter Bulletin Board for trading day prior to the closing of the transaction. The Class B Warrants are exercisable until July 13, 2011 at an exercise price of $.143 per share, which was 110% of the closing bid price of the common stock on the Over-the-Counter Bulletin Board for the trading day prior to the closing of the transaction.

The exercise prices of the warrants are also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial exercise price of $0.13 for the Class A Warrants, and $0.143 for the Class B Warrants, each as subject to adjustment.

The Class A Warrants and the Class B Warrants each include a “cashless exercise” feature, which permits the holder to exercise the warrants by surrender of a portion of the warrants. The cashless exercise feature is available to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants.

Registration of Common Stock

We agreed to file a registration statement on form SB-2 with the SEC registering the shares of common stock issuable upon the conversion of the notes and the exercise of the warrants within 45 days of the closing date, and such registration statement must be declared effective within a maximum of 90 days of the closing date, or 150 days of the closing date in the event that such registration statement is reviewed by the SEC. We have also granted the purchaser’s certain piggy-back and demand registration rights. If we fail to file a registration statement on a timely basis, or if it is not declared effective by the SEC within certain specified time frames set forth in the Subscription Agreement, we are required to pay to the investors liquidated damages equal to 2.0% of the amount invested and shall pay to the investors 2% of the amount invested for each subsequent 30-day period.

Right of First Offer

For one year from the date the registration statement is declared effective by the SEC, the convertible note holders will have a right of first offer to purchase all or part of any private financing, subject to carve outs for employee options plans, the issuance of stock for situations involving strategic partnerships, acquisition candidates, and the issuance of stock in connection with the conversion of the notes or exercise of the warrants.

Placement Agent Fees; Other Fees

We engaged Pentium Management LTD (“Pentium”) as the placement agents in connection with the Convertible Note and Warrant financing. Under our agreement with Pentium we paid them an aggregate cash fee of $330,000 in connection with closing of the transaction (10% of the aggregate principal amount of the notes). In addition, we issued to Pentium Class A Warrants to purchase up to 3,601,244 shares of our common stock at $0.13 per share. Under the terms of agreement with Pentium, Pentium will also be entitled to receive an aggregate of 10% of cash proceeds received by the Company upon exercise of any of the warrants issued to the investors in the Convertible Note and Warrant financing.

Anti-Takeover Charter Provisions

Our Articles of Incorporation provides for the authorization of our Board of Directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions may also have the effect of preventing changes in the management of the Company.

SELLING SECURITY HOLDERS

Based upon information available to us as of January 22, 2007, the following table sets forth the name of the selling security holders, the number of shares owned, the number of shares registered by this prospectus and the number of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. However, we will receive proceeds from any exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

Selling Stockholder	Number of Shares Beneficially Owned before Offering (1)(2)(3)	Number of Shares that may be offered pursuant to this Prospectus (1)(2)(3)	Percentage of Shares Owned Before the Offering (3)	Percentage of Shares Owned After the Offering (4)
Wilhem Unger C/o Ellis International, Ltd. (5) 53rd Street Urbanizacion Obarrio Swiss Tower, 16th Floor, Panama Republic of Panama	6,547,716	6,547,716	4.99%	—

Konrad Ackerman C/o Alpha Capital Aktiengesellschaft(6) Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	16,369,290	16,369,290	4.99%	—

Barry J. Weiss C/o Bessie Weiss Family Partnership (7) 151 S. McCadden Place Los Angeles, Ca 90004	6,547,716	6,547,716	4.99%	—

Anthony Heller (8) 10 Wanless Avenue, Suite 201 Toronto, Ontario M5N 2A7, Canada	3,273,858	3,273,858	2.86%	—

Sol Gross C/o Puritan LLC (9) 314 McDonald Avenue Brooklyn, NY 11218	8,184,646	8,184,646	4.99%	—

Selling Stockholder	Number of Shares Beneficially Owned before Offering (1)(2)(3)	Number of Shares that may be offered pursuant to this Prospectus (1)(2)(3)	Percentage of Shares Owned Before the Offering (3)	Percentage of Shares Owned After the Offering (4)
Issac Winehouse Double U Master Fund, LP (10) C/o Navigator Management Ltd. Harbor House, Waterfornt Drive P.O. Box 972, Road Town, BVI	16,909,291	16,909,291	4.99%	—

David Stefansky and Richard Rosenbloom Harborhouse Master Fund L.P.(11) Harbor House, Waterfront Drive Road Town, BVI	5,360,788	5,360,788	4.61%	—

Abraham Kimelman (12) 101 West 90th Street, Apt. 512 New York, NY 10024	2,455,394	2,455,394	2.16%	—

Mordechai Vogel Tower Paper Co. Inc. Ret. Plan (13) 1216 Brunswich Avenue Far Rockaway, NY 11691	1,636,932	1,636,932	1.46%	—

Shaye Hirsch Brio Capital, LP (14) 10 E 40th ST, 22nd Floor New York, NY 10016	4,092,323	4,092,323	3.56%	—

Abraham Nussbaum Notzer Chesed Corp. (15) 5109 18th Avenue Brooklyn, NY 11204	6,547,716	6,547,716	4.99%	—

Michael E. Fein and Stephen Salzstein Truk Opportunity Fund, LLC (16) C/o Atoll Asset Management LLC One East 52nd, Sixth Floor New York, NY 10022	3,273,858	3,273,858	2.86%	—

Frank E. Hart, David A. Rappaport, Fred A. Brasch High Capital Funding LLC (17) 333 Sandy Springs Circle, Suite 230 Atlanta, GA 30328	4,910,788	4,910,788	4.31%	—

Bernard Klein Qesef Holdings LLC (18) 1529 52nd Street Brooklyn, NY 11219	9,003,110	9,003,110	4.99%	—

Selling Stockholder	Number of Shares Beneficially Owned before Offering (1)(2)(3)	Number of Shares that may be offered pursuant to this Prospectus (1)(2)(3)	Percentage of Shares Owned Before the Offering (3)	Percentage of Shares Owned After the Offering (4)
Marc K. Swickie and Howard Berger Professional Offshore Opportunity Fund, Ltd (19) Professional Traders Fund, LLC 1400 Old Country Road, Suite 206 Westbury, NY 11590	8,184,646	8,184,646	4.99%	—

Abraham Schwartz Centurion Microcap, L.P. (20) 3014 Avenue L Brooklyn, NY 11210	3,273,858	3,273,858	2.86%	—

Mosi Kraus Bursteine and Lindsay Sec. Corp. (21) 140 Birmensdorfer Str. CH 8003, Zurich, Switzerland	2,455,394	2,455,394	2.16%	—

Pentium Management LTD (22)	3,601,244	3,601,244	3.14%	—

Total	112,178,568	112,178,568

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured promissory notes and exercise of the warrants currently held by the selling stockholders is subject to adjustment depending on, among other factors, the future market price of the common stock and our financial performance, and could be materially less or more than the number estimated in the table. This table has been prepared on 110,981,560 shares outstanding as of August 24, 2006.

(2)	The foregoing common stock consists of (i) 72,024,882 shares that would be issuable upon conversion of secured convertible notes, being the contractually agreed upon amount of 200% of the shares issuable upon conversion of the secured convertible notes at an assumed conversion price $0.091635 per share, (ii) 18,006,221 shares of common stock issuable upon exercise of the Class A Warrants, based upon an assumed exercise price of $0.13 per share, (iii) 3,601,244 shares issuable upon exercise of warrants issued to Pentium Management LTD based upon an assumed exercise price of $0.13 per share, (iv) 18,006,221 shares of common stock issuable upon exercise of the Class B Warrants, based upon an assumed exercise price of $0.143 per share, and (v) 540,000 shares of common stock issuable upon exercise of Class A Warrants issued to Double U Master Fund L.P. based on a exercise price of $0.13 per share.

(3)	The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. However, the selling stockholder has contractually agreed to restrict their ability to convert their secured convertible note or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the percentage of shares owned prior to the offering is listed as 4.99%; however, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible note and the warrants.

(4)	Assumes all shares registered in this prospectus are sold.

(5)	Includes up to 4,365,144 shares of common stock issuable upon conversion of a convertible promissory note, 1,091,286 shares of common stock issuable upon exercise of Class A warrants and 1,091,286 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Ellis International Ltd. Mr. Unger is an officer of Ellis International Ltd.

(6)	Includes up to 10,912,860 shares of common stock issuable upon conversion of a convertible promissory note, 2,728,215 shares of common stock issuable upon exercise of Class A warrants and 2,728,215 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Alpha Capital Aktiengesellschaft. Mr. Ackerman is a director of Alpha Capital Aktiengesellschaft.

(7)	Includes up to 4,365,144 shares of common stock issuable upon conversion of a convertible promissory note, 1,091,286 shares of common stock issuable upon exercise of Class A warrants and 1,091,286 shares of common stock issuable upon exercise of Class B warrants each of which are registered in the name of Bessie Weiss Family Partnership.

(8)	Includes up to 2,182,572 shares of common stock issuable upon conversion of a convertible promissory note, 545,643 shares of common stock issuable upon exercise of Class A warrants and 545,643 shares of common stock issuable upon exercise of Class B warrants.

(9)	Includes up to 5,456,430 shares of common stock issuable upon conversion of a convertible promissory note, 1,364,108 shares of common stock issuable upon exercise of Class A warrants and 1,364,108 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Puritan LLC. Mr. Gross is the President of Puritan LLC.

(10)	Includes up to 10,912,861 shares of common stock issuable upon conversion of a convertible promissory note, 3,268,215 shares of common stock issuable upon exercise of Class A warrants and 2,728,215 shares of common stock issuable upon exercise of Class B warrants, which are registered in the name of Double U Master Fund, L.P. Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Mr. Winehouse is the manager of the general partner. Mr. Winehouse disclaims beneficial ownership of the shares being registered.

(11)	Includes 3,273,858 shares of common stock issuable upon conversion of a convertible promissory note, 818,465 shares of common stock issuable upon exercise of Class A warrants and 818,465 shares of common stock issuable upon exercise of Class B warrants, which are registered in the name of Harborview Master Fund, L.P. Mr. Stefansky and Mr. Rosenbloom are managers of the general partner of Harborview Master Fund, L.P.

(12)	Includes up to 1,636,930 shares of common stock issuable upon conversion of a convertible promissory note, 409,232 shares of common stock issuable upon exercise of Class A warrants and 409,232 shares of common stock issuable upon exercise of Class B warrants.

(13)	Includes up to 545,644 shares of common stock issuable upon conversion of a convertible promissory note, 136,411 shares of common stock issuable upon exercise of Class A warrants and 136,411 shares of common stock issuable upon exercise of Class B warrants. Also includes up to 545,644 shares of common stock issuable upon conversion of a convertible promissory note, 136,411 shares of common stock issuable upon exercise of Class A warrants and 136,411 shares, which are registered in the name of Tower Paper Co. Income Retirement Plan. Mr. Vogel is the trustee of Tower Paper Co. Income Retirement Plan.

(14)	Includes up to 2,728,215 shares of common stock issuable upon conversion of a convertible promissory note, 682,054 shares of common stock issuable upon exercise of Class A warrants and 682,054 shares of common stock issuable upon exercise of Class B warrants, each of which are registered in the name of Brio Capital, L.P. Mr. Hirsch is the manager of the general partner of Brio Capital, L.P.

(15)	Includes up to 4,365,144 shares of common stock issuable upon conversion of a convertible promissory note, 1,091,286 shares of common stock issuable upon exercise of Class A warrants and 1,091,286 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Notzer Chased Corp. Mr. Nussbaum is a director of Notzer Chased Corp.

(16)	Includes up to 2,187,572 shares of common stock issuable upon conversion of a convertible promissory note, 545,643 shares of common stock issuable upon exercise of Class A warrants and 545,643 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Truk Opportunity Fund LLC. Mr. Fein and Mr. Salzstein as principals of Atoll Asset Management LLC, the managing member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund LLC. Mr. Fein and Mr. Salzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(17)	Includes up to 2,182,572 shares of common stock issuable upon conversion of a convertible promissory note, 545,643 shares of common stock issuable upon exercise of Class A warrants and 545,643 shares of common stock issuable upon exercise of Class B warrants each of which are registered in the name of First Mirage, Inc. Also includes up to 1,091,286 shares of common stock issuable upon conversion of a convertible promissory note, 272,822 shares of common stock issuable upon exercise of Class A warrants and 272,822 shares of common stock issuable upon exercise of Class B warrants each of which are registered in the name of Generation Capital Associates. First Mirage, Inc. and Generation Capital Associates are wholly owned subsidiaries of High Capital Funding LLC. Messrs. Hart Rappaport and Brash are managers of High Capital Funding LLC.

(18)	Includes up to 6,002,073 shares of common stock issuable upon conversion of a convertible promissory note, 1,500,518 shares of common stock issuable upon exercise of Class A warrants and 1,500,518 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Qesef Holdings LLC. Mr. Klein is President of Qesef Holdings LLC.

(19)	Includes up to 2,182,575 shares of common stock issuable upon conversion of a convertible promissory note, 545,643 shares of common stock issuable upon exercise of Class A warrants and 545,643 shares of common stock issuable upon exercise of Class B warrants each of which are registered in the name of Professional Traders Fund LLC. Mr. Berger and Mr. Swickie are the managers of Professional Traders Fund LLC. Also includes up to 3,273,858 shares of common stock issuable upon conversion of a convertible promissory note, 818,465 shares of common stock issuable upon exercise of Class A warrants and 818,465 shares of common stock issuable upon exercise of Class B warrants each of which are registered in the name of Professional Offshore Opportunity. Mr. Berger and Mr. Swickie are the managers of Professional Offshore Opportunity.

(20)	Includes up to 2,187,572 shares of common stock issuable upon conversion of a convertible promissory note, 545,643 shares of common stock issuable upon exercise of Class A warrants and 545,643 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Centurion Microcap L.P. Mr. Schwartz is the General Partner of Centurion Microcap, L.P.

(21)	Includes up to 1,636,930 shares of common stock issuable upon conversion of a convertible promissory note, 409,232 shares of common stock issuable upon exercise of Class A warrants and 409,232 shares of common stock issuable upon exercise of Class B warrants. Each of the convertible promissory notes, the Class A warrants and the Class B warrants are registered in the name of Bursteine and Lindsay Sec. Corp. Mr. Kraus is attorney in fact for Bursteine and Lindsay Sec. Corp.

(22)	Includes 3,601,244 shares of common stock issuable upon exercise of Class A warrants.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each selling stockholder shall be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker- dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Duane Morris LLP, in San Diego, California.

EXPERTS

Our audited financial statements at December 31, 2005 appearing in this prospectus and registration statement have been audited by Tauber & Balser P.C., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company nor does any such expert or counsel have any contingent based agreement with us or any other interest in the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES

ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that the Board of Directors has the power to:

•	indemnify our directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of Nevada;

•	authorize payment of expenses incurred in defending a civil or criminal action; and

•	purchase and maintain insurance on behalf of any director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to indemnify directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

AVAILABLE INFORMATION

We filed a registration statement on Form SB-2 under the Securities Act relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of the Company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC, 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.satsecurity.com. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

INDEX TO FINANCIAL STATEMENT S

Satellite Security Corporation and Subsidiary

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Celtron International, Inc.:

We have audited the accompanying balance sheet of Celtron International, Inc. (the “Company”) as of December 31, 2005, and the related statements of operations, changes in shareholders’ deficiency, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, negative cash flows from operations, negative working capital and shareholders’ deficiency, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TAUBER & BALSER, P.C
March 28, 2006

Atlanta, Georgia

CELTRON INTERNATIONAL, INC.

BALANCE SHEET

DECEMBER 31, 2005

Assets
Current Assets
Cash	$16,442
Accounts receivable, net of allowance for doubtful accounts of $204,125	101,536
Inventories	33,700
Other current assets	7,016

Total Current Assets	158,694

Property and equipment, net of accumulated depreciation and amortization	157,513

Other Assets
Restricted cash for letter of credit	75,000

Total Assets	$391,207

Liabilities and Shareholders’ Deficiency
Current Liabilities
Accounts payable	$497,882
Accrued expenses	482,703
Deferred revenue—current portion	109,425
Current maturities—long term debt	19,777
Notes and loans payable—related parties	249,770
Current maturities of long-term debt-related party	47,436

Total Current Liabilities	1,406,993

Non-Current Liabilities
Long-term debt-related party, net of current maturities	1,055,560
Long-term debt	24,700
Deferred revenue, net of current portion	320,672

Total Non-Current Liabilities	1,400,932

Total Liabilities	2,807,925

Commitments and Contingencies
Shareholders’ Deficiency
Common stock, $0.001 par value
Authorized—100,000,000 shares
Issued and outstanding—98,056,563 shares	98,057
Additional paid in capital	4,315,624
Deficit	(6,830,399)

Total Shareholders’ Deficiency	(2,416,718)

Total Liabilities and Shareholders’ Deficiency	$391,207

The accompanying notes are an integral part of these financial statements.

CELTRON INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	Year Ended
	December 31, 2005	December 31, 2004
Revenues	$1,227,374	$1,378,162

Costs and Expenses
Cost of sales	688,894	965,802
General and administrative expenses	1,533,023	1,551,574
Marketing expenses	167,351	171,503
Research and development expenses	319,953	210,167
Selling expenses	215,101	420,133

Total Costs and Expenses	2,924,322	3,319,179

Operating Loss	(1,696,948)	(1,941,017)
Other Expense
Interest expense	80,745	82,185

Loss Before Income Taxes	(1,777,693)	(2,023,202)
Provision for Income Taxes	—	—

Net Loss	$(1,777,693)	$(2,023,202)

Basic and diluted loss per share	$(0.03)	$(0.05)

Weighted average common shares outstanding	69,049,494	44,750,625

The accompanying notes are an integral part of these financial statements.

CELTRON INTERNATIONAL, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock			Preferred Stock		Additional Paid-in Capital	Deficit	Total Shareholders’ Deficiency
	Shares	Shares	Amount	Shares	Amount
	Satellite	Celtron
Balances at December 31, 2003	—		$—	—	$—	$—	$(3,029,504)	$(3,029,504)
Issuance of common stock	1,900,648	12,774,653	12,775			(12,775)		—
Issuance of Series A preferred stock				4,000,000	1,600,000			1,600,000
Net loss							(2,023,202)	(2,023,202)

Balances at December 31, 2004	1,900,648	12,774,653	12,775	4,000,000	1,600,000	(12,775)	(5,052,706)	(3,452,706)
Recapitalization—July 11, 2005
Cancellation of existing shares	(1,900,648)	(12,774,653)	(12,775)					(12,775)
Issuance of new shares	39,944,434	12,774,653	12,775					12,775
Issuance of Common Stock:
Services	7,815,789	2,499,572	2,500			447,500		450,000
Debt and Preferred Stock	146,725,066	46,924,230	46,924	(4,000,000)	(1,600,000)	3,826,757		2,273,681
Sale of stock to officer	9,000,000	2,878,295	2,878			87,122		90,000
Effect of reverse acquisition	(203,485,289)		—			—		—
Pre-merger common stock-Celtron		32,979,813	32,980			(32,980)		—
Net loss							(1,777,693)	(1,777,693)

Balances at December 31, 2005	—	98,056,563	$98,057	—	$—	$4,315,624	$(6,830,399)	$(2,416,718)

The accompanying notes are an integral part of these financial statements.

CELTRON INTERNATIONAL, INC.

YEARS ENDED DECEMBER 31, 2005 AND 2004

	Year Ended
	December 31, 2005	December 31, 2004
Cash Flows from Operating Activities
Net loss	$(1,777,693)	$(2,023,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	540,000
Depreciation and amortization	50,572	45,595
Changes in operating assets and liabilities:
Accounts receivable, net	95,973	(8,934)
Inventories	2,789	45,252
Accounts payable	(322,382)	572,692
Accrued liabilities	(277,359)	379,391
Deferred revenues	357,442	72,656
Other	24,644	23,019

Net cash used in operating activities	(1,306,014)	(893,531)

Cash Flows from Investing Activities
Additions to property and equipment	(40,639)	(127,669)
Restricted cash for letter of credit	(75,000)

Net cash used in investing activities	(115,639)	(127,669)

Cash Flows from Financing Activities
Proceeds from sale of stock	1,471,464
Proceeds from long-term debt		76,088
Repayment of long-term debt	(19,909)	(11,709)
Proceeds (payment) of short-term loan	(90,000)	90,000
Shareholder advances	284,221	901,568
Shareholder repayments	(209,920)	(41,468)

Net cash provided by financing activities	1,435,856	1,014,479
Net Increase (Decrease) in Cash	14,203	(6,721)
Cash—Beginning of Year	2,239	8,960

Cash—End of Year	$16,442	$2,239

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Income taxes	$—	$—
Interest	80,745	82,185

Non-cash financing activities
Conversion of debt to common stock	802,217
Conversion of preferred stock to common stock	1,600,000	—
Conversion of debt to preferred stock	—	1,600,000

The accompanying notes are an integral part of these financial statements.

CELTRON INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Organization and Basis of Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has incurred significant losses from operations in 2004 and 2005. This factor among others, including continuing negative cash flows from operations, negative working capital and shareholder deficiencies indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability of assets, the amounts of liabilities, and their classifications that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability.

Management has secured a $2,000,000 credit facility from a related party (see Note 11) to fund future operations. In addition, the Company is also seeking additional sources of funding to meet working capital requirements until the Company achieves profitability.

The Company was incorporated under the laws of the State of Nevada on April 8, 1998. The Company is primarily engaged in the development and sale of communications systems that integrate computer intelligence, the Global Positioning System (“GPS”) and ReFLEX paging technology for asset tracking and monitoring.

The Company and Satellite Security Systems, Inc. entered into an Agreement and Plan of Merger dated December 9, 2005. In the Merger transaction, Satellite merged with and into a wholly owned subsidiary of the Company. On December 31, 2005, after receiving the required stockholder approvals, the Company and Satellite completed the Merger. Pursuant to the terms of the Merger Agreement, the Company issued one share of its common stock in exchange for each 3.12 shares of Satellite outstanding. Holders of the 32,979,813 outstanding shares of Company common stock continued to hold their stock following the Merger and there were no monetary assets exchanged to these holders.

In accordance with generally accepted accounting principles, the Merger was treated as a purchase for financial reporting purposes. In accordance with the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” Satellite was considered the acquiring enterprise for financial reporting purposes. The Merger was accounted for as a reverse acquisition with Satellite as the accounting acquirer and the Company as the surviving company for legal purposes. The financial statements for the years ended December 31, 2005 and 2004 include the historical results of operations of Satellite, the accounting acquirer, except for the statements of changes in shareholders’ deficiency, which has been converted to shares of the Company based on the above merger ratios.

Prior to the Merger, the Company’s principal asset was the consolidated ownership of a 70% interest in the common stock of Orbtech Holdings, Inc. (“Orbtech”) a South African company. On October 21, 2005, the Company entered into an agreement with Buytron, Inc. (“Buytron”), a company that was formed for the purpose of holding shares of common stock of the Company. One of the principal shareholders of Buytron is also an owner of Orbtech. In conjunction with the agreement, the shares of common stock of the Company which were owned by Buytron were distributed to the shareholders of Buytron. Under the terms of the agreement, the Company eliminated a portion of its control in Orbtech by reducing the number of its ownership shares in exchange for the cancellation of certain common shares of the Company that the principal shareholder of Buytron owned. The result of this transaction was that the Company reduced its ownership percentage in Orbtech from approximately 70% to approximately 42.5% treating Orbtech now as an equity investment. In connection with the reverse Merger, the balance of this equity investment was determined to have no value. Concurrent with this transaction, 4,146,759 shares of common stock of the Company, previously owned by a Buytron shareholder, were cancelled.

Note 2: Summary of Significant Accounting Policies

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. Following is a description of the most significant of those policies:

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable: Accounts receivable are presented at the amount management considers collectible. Provision is made for uncollectible accounts receivable based on anticipated collection losses and allowances. Estimated losses are determined from a review of outstanding receivables, historical collection experience, and existing economic conditions. Receivables are due 30 days after the issuance of the invoice. Accounts receivable are written-off by management when in their determination all collection efforts have been exhausted.

Inventories: Inventories, which consists primarily of purchased parts and supplies, are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Property and Equipment: Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed under the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Expenditures for maintenance and routine repairs are charged to expense as incurred; expenditures for improvements and major repairs that materially extend the useful lives of assets are capitalized.

Revenue Recognition: SEC Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition, as amended by SAB 104, outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. Management believes that the Company’s revenue recognition policy conforms to SAB 104. The Company recognizes revenues for (1) monitoring services, when the services are rendered; and (2) product sales, at the time of sale. The Company does not recognize revenue until (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collection is reasonably assured. Deferred revenue consists of payments received in advance and are recognized in the month that the services are rendered.

The Company accounts for the sale of the hardware as a unit of accounting separate from the future service to be provided by the Company. Accordingly, the Company recognizes revenues allocated to the hardware using the residual method and related expenses from such sales at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later.

Income Taxes: The provision for income taxes is based on reported income before income taxes and includes amounts that are currently taxable plus changes in deferred income tax assets and liabilities. Deferred income taxes and deferred income tax benefits are provided to reflect the tax effect of temporary differences between financial and income tax reporting.

Fair Value of Financial Instruments: The Company’s financial instruments consist of cash, accounts receivable, accrued expenses, accounts payable and debt. It is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. Management believes that the fair value of these financial instruments approximate their carrying values, except for related party debt. Management believes it is impracticable to determine the fair value of related party debt because of the related party attributes of that debt.

Basic and Diluted Net Loss Per Share: The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share” (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period, if any, including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. There are no potentially dilutive shares, therefore diluted net loss per share has not been calculated.

Stock-Based Compensation

The Company accounts for stock based awards to employees as compensatory in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company also issues stock based awards for services performed by consultants and other non-employees and accounts for them in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board (“APB”) No. 25 (which the Company has currently adopted) and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The provisions of this statement are effective for the Company as of January 1, 2006.

SFAS No. 123(R) requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. The Company will adopt SFAS No. 123(R) using the modified prospective application in January 2006. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosures under SFAS No. 123.

The adoption of SFAS No. 123(R)’s fair value method may have a negative impact on the Company’s results of operations if the Company grants share-based payments to its employees in the future, although it does not expect it will have any impact on its overall financial position. The impact of adopting SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature. The requirement will reduce net operating cash flows and increase net financing cash flows in periods of adoption.

Issuance of Stock for Non-cash Consideration

All issuances of the Company’s common stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued. In certain issuances, the Company may discount the value assigned to the stock issued for illiquidity and restrictions on resale.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Note 3: Property, Equipment and Other Assets

Property and equipment as of December 31, 2005 consists of the following:

Furniture and equipment	$194,508
Purchased software costs	141,806

Total property and equipment	336,314
Less: Accumulated depreciation and amortization	(178,801)

Net property and equipment	$157,513

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $50,572 and $45,595, respectively and is included in general and administrative expenses in the accompanying statement of operations.

Other assets consist of restricted cash in the form of a certificate of deposit with a bank as security for a non-interest bearing irrevocable letter of credit naming the Company’s landlord as beneficiary. This is in lieu of a deposit on the Company’s facility lease which began in January, 2006.

Note 4: Long-Term Debt

As of December 31, 2005, long-term debt consists of the following obligations:

Note payable—shareholder, Company pledged inventory, accounts receivable, equipment, and intangible assets, interest at the bank’s prime rate plus 2% (9.25% as of December 31, 2005), payable in monthly principal installments of $2,000 plus interest with a final payment due May, 2007. The Company is the guarantor of the underlying note with the bank in the same amount, under the same terms, and is currently making payments to the bank on behalf of the shareholder on this note	$227,206

Note payable—shareholder and director, unsecured, face amount of the note is $1,600,000 present value of amount outstanding calculated based on a discount factor of 7% over the 228 month term, payable in minimum monthly principal and interest installments of $7,000; in addition, 15% net cash proceeds of the sale of capital stock sold in specified financing transactions	875,790

Note payable-software purchase, secured by related software and guaranteed by shareholder due in 48 monthly installments of $1,885 bearing interest at 9% due December, 2007	44,477

Total long-term debt	1,147,473
Less: current maturities	(67,213)

Long-term debt—non-current maturities	$1,080,260

The aggregate annual maturities of long-term debt for each year of the five years subsequent to December 31, 2005 and in total thereafter follow:

Year ending December 31:
2006	$67,213
2007	253,037
2008	26,948
2009	28,897
2010	30,985
Thereafter	740,393

$1,147,473

Deferred Revenue

Deferred revenue consists of advance payments received on long-term monitoring contracts. The related revenue is recognized on a straight-line basis over the contract period of performance, which is the term of the contract.

Note 5: Shareholders’ Transactions

As disclosed in Note 1, the Company and Satellite entered into an Agreement and Plan of Merger effective December 31, 2005. The Merger was accounted for as a reverse acquisition with Satellite as the accounting acquirer and the Company as the surviving company for legal purposes. In what is regarded as a recapitalization, historical stockholders’ equity of the accounting acquirer (Satellite) prior to the Merger has been restated for the equivalent number of shares received in the Merger after giving effect to any difference in par value of the issuer’s and acquirer’s stock with an offset to additional paid-in capital.

Following is a description of the activity for shareholders’ equity for the years ended December 31, 2005 and 2004:

Prior to January 1, 2004, Satellite operated as a limited liability company (“LLC”), and incurred accumulated losses through December 31, 2003 of ($3,029,504). These accumulated losses have been reflected as a deficit at December 31, 2003. During the year ended December 31, 2004, there were 12,774,653 shares of common stock issued to individuals, most of which were former members of the LLC. There were no monetary assets exchanged for this stock. In addition, 4,000,000 shares of Series A Preferred Stock were issued to a former member of the LLC for $1,600,000, converting a portion of loans made to Satellite by this member, who became the principal shareholder of the Company.

In July 2005, the Company entered into an acquisition agreement with Opus International, LLC (“Opus”), a related party (see Note 6), whereby Opus acquired approximately 80% of the issued and outstanding common stock of Satellite in exchange for 600,000 common shares of Celtron. As a condition to consummating the transaction, the Company was required to convert debt in the amount of $1,685,000 to the principal shareholder of the Company, as well as 4,000,000 shares of Series A Preferred Stock into 9,836,919 shares of common stock. In addition, the Company was required to convert $300,000 owed to an individual for consulting services provided to the Company into 504,964 shares of common stock.

In September, 2005, the Company entered into a conversion agreement with Kenneth Dixon, an officer of the Company, converting debt in the amount of $131,447 into 2,101,874 shares of common stock, and $150,000 owed to him for consulting services provided to the Company into 2,398,579 shares of common stock.

In November, 2005, John Phillips, an officer of the Company, was sold 959,432 shares of common stock in consideration for valuable services provided to the Company. The purchase was evidenced by a promissory note in the amount of $30,000. Also on that date, the Company granted the officer 1,918,864 restricted shares of common stock, evidenced by a promissory note in the amount of $60,000. The Board of Directors subsequently canceled the two promissory notes in exchange for the officer’s prior services rendered to the Company.

In December, 2005, the Company entered into a conversion agreement with Opus International, LLC, a related party (see Note 6), converting debt in the amount of $1,340,000 into 42,854,939 shares of common stock.

Note 6: Related Party Transactions

Notes and Loans: As of December 31, 2005, the Company had notes and loans to related parties consisting of the following:

Current:

Note payable—officer—unsecured, 12% interest, due March 1, 2006	$85,000
Loans payable—shareholders—unsecured, non-interest bearing, no terms for repayment	164,770

Total short-term related party debt	249,770
Note payable—shareholder, Company pledged inventory, accounts receivable, equipment, and intangible assets, interest at the bank’s prime rate plus 2% (9.25% as of December 31, 2005), payable in monthly principal installments of $2,000 plus interest with a final payment due May, 2007. The Company is the guarantor on the underlying note with the bank in the same amount, under the same terms, and is currently making payments to the bank on behalf of the shareholder on this note	227,206
Loan payable-shareholder-unsecured due in 228 installments of $7,000, imputed interest of 7%	875,790

Total related party debt	$1,352,766

During the year ended December 31, 2005, Opus International, LLC, the Company’s majority shareholder, advanced the Company a total of $1,340,000 for working capital requirements. On December 26, 2005, the Company issued 42,854,939 shares of common stock for repayment of the advance.

Advances to the Company from a shareholder and former director were $157,648 and $1,675,429 during the years ended December 31, 2005 and 2004, respectively.

Advances to the Company from Opus International, an entity affiliated with the Chairman of the Board and shareholder was $7,122 during the year ended December 31, 2005.

Interest: The Company paid $23,200 and $15,262 in interest to a shareholder for the years ended December 31, 2005 and 2004, respectively.

Legal Fees: During the years ended December 31, 2005 and 2004, the Company paid approximately $45,000 and $11,000 respectively, in legal fees to a law firm in which a relative of an officer, shareholder and director of the Company is a shareholder.

Leased Facilities: During the years ended December 31, 2005 and 2004, the Company rented its facilities from a shareholder and former director. The Company paid $35,000 in rent for the year ended December 31, 2005. Rent owed to this shareholder amounted to $31,000 and $56,663 as of December 31, 2005 and 2004, respectively and is included in accounts payable.

Note 7: Income Taxes

Deferred income tax assets result principally from the potential tax benefits of net operating loss carry forwards. The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred income tax assets as follows:

	2005	2004
Deferred income tax assets	$1,645,000	$876,000
Less valuation allowance	(1,645,000)	(876,000)

Net deferred income tax assets	$—	$—

The following is a reconciliation of the applicable U.S. federal and state income tax rate to the effective tax rate included in the statements of operations:

	2005	2004
U.S. federal income tax rate	(34.0)%	(34.0)%
State income tax rate, net of federal rate	(9.3)%	(9.3)%

Valuation allowance	43.3%	43.3%

At December 31, 2005, and 2004, the Company has net operating loss carry forwards for Federal and State income tax purposes of approximately $3,800,000 and $2,023,000, respectively which will expire in periods through 2025 for Federal income tax purposes, and 2015 for State income tax purposes. The deferred tax assets as of December 31, 2005 and 2004 of approximately $1,645,000 and $876,000, respectively, have been fully reserved in valuation allowance due to the uncertainty of recovery.

Due to significant changes in the ownership structure of the Company, any net operating losses for tax purposes would be limited, perhaps significantly, by Internal Revenue Code Section 382. Additionally, management is not aware of any federal income tax returns filed by the Company since its inception.

Note 8: Stock Based Compensation

In April 2004, Satellite issued warrants to an investment banking firm in exchange for services rendered. Under the terms of the Merger Agreement, those warrants were converted into warrants of the Company. The warrants allow the investment banking firm to purchase up to 21,936 shares of the Company’s common stock at $2.50 per share and expire, if not exercised, on April 30, 2009. The warrants outstanding at December 31, 2005 that are convertible into the Company’s common stock total 21,936 shares. Each warrant is convertible into one share of the Company’s common stock.

Under the terms of the Merger Agreement, all outstanding options under Satellite’s existing 2003 Equity Incentive Plan and other outstanding options were cancelled in exchange for new options with similar terms granted by the Company. At December 31, 2005 all options outstanding under the 2003 Equity Incentive Plan had been exercised or forfeited. Only one stand alone option was outstanding for 1,923,077 shares at $.31 per share. This option was not vested at December 31, 2005.

Financial Accounting Standards Board Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (“SFAS 148”), requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for all awards had been determined in accordance with the fair value based method prescribed in SFAS 123 as follows:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net loss, as reported	$(1,777,693)	$(2,023,202)
Deduct: Total stock-based compensation expense determined under fair value method for all awards, no tax effect	(1,483)	(64,914)

Pro forma net loss	$(1,779,176)	$(2,088,116)

Since the difference between the reported and pro forma net loss available to common shareholders is not material, there is no effect on the net loss per common share.

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the year ended December 31, 2005 and 2004: no dividend yield for each year; expected volatility of 70% and 65%, respectively, according to the minimum value method; weighted-average risk-free interest rates of 4.43% and 2.59%, respectively, and weighted-average expected option lives of 3 years for both 2005 and 2004.

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2004	299,980	$.49	7.8
Granted	1,542,197.47		6.6
Exercised	91,799	1.00	3.5
Forfeited or expired	-0-	-0-

Outstanding at December 31, 2004	1,750,378	$.47	6.8

Exercisable at December 31, 2004	1,652,487	$.47	6.8

Outstanding at January 1, 2005	1,750,378	$.47	6.8
Granted	1,923,077.31		9.9
Exercised	1,277,281.40		6.8
Forfeited or expired	473,097.56		6.8

Outstanding at December 31, 2005	1,923,077	$.31	9.9

Exercisable at December 31, 2005	-0-	$-0-

The weighted-average grant-date fair value of options granted during the years 2005 and 2004 was $0.25 and $0.27, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2005, and changes during the year ended December 31, 2005 is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2005	97,891	$—
Granted	1,923,077	0.25
Vested	(97,891)	—
Forfeited	-0-	—

Nonvested at December 31, 2005	1,923,077	0.25

As of December 31, 2005, there was $1,483 on total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 9.9 years. The total fair value of shares vested during the years ended December 31, 2005 and 2004 was $0 and $64,914, respectively.

Note 9: Commitments and Contingencies

Leased Facilities: In December, 2005, the Company entered into a five-year noncancelable operating lease agreement effective January 1, 2006 and expiring in December, 2010, subject to one five-year option term. The lease contains clauses requiring additional rental payments for common area maintenance and real estate taxes.

The future minimum rental payments due under the lease, exclusive of additional rental payments for common area maintenance and real estate taxes, summarized by fiscal years, are as follows:

Year ending December 31:
2006	$169,078
2007	176,429
2008	183,780
2009	191,131
2010	198,482

Total	$918,900

Leased Equipment: The Company leases office equipment under an operating lease agreement expiring in 2007. Future minimum payments due under the lease, summarized by fiscal years, are as follows:

Year ending December 31:
2006	$6,072
2007	5,060

Total	$11,132

Legal Matters: In the course of business, the Company has been, and may continue to be, involved in various claims seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. However, in the opinion of the Company’s management, the ultimate liability for any legal claims currently pending against the Company will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Insofar as current legal claims against the Company have been filed or are currently ongoing, the following cases have had activity over the past twelve months.

Prior to being acquired by the Company, Satellite was sued by Elite Logistics, Inc. and Elite Logistics Services, Inc. (“Elite”) which alleged breach of contract, fraud or fraud in the inducement, and suit for accounting, all relating to contracts under which the Satellite has licensed certain technology. Satellite countersued asserting claims for breach of contract, tortuous interference with contractual relations, misappropriation of trade secrets, and fraud. Satellite and Elite Logistics have agreed to a confidential settlement of all claims in this case and are currently in the process of requesting the case be dismissed. Such settlement has been appropriately reserved by the Company on it on its balance sheet. It is the opinion of management that the terms of the settlement will not have any negative effect on operations.

Prior to being acquired by the Company, Satellite filed suit against a former supplier, Manconix, Inc. f/k/a Arrow Manufacturing, Inc. for breach of contract and conversion. This case is entitled Satellite Security Systems, Inc. v. Manconix, Inc. f/k/a Arrow Manufacturing, Inc., Civil Action No. 05CV1838H, currently pending in the United States District Court, Southern District of California (“the California Litigation”). The Company’s claim relates to breach of performance obligations by Manconix under a supply contract with the Company. The Company has asserted claims of promissory estoppel, breach of covenant of good faith and fair dealings, conversion and for a declaratory judgment. Subsequently thereafter, Arrow Manufacturing, Inc. brought a claim against the Company in the county courts of Harris County, Texas, which was subsequently transferred to United States District Court, Southern District of Texas, Houston Division. In this suit, Arrow Manufacturing, Inc. seeks to recover on the account for the goods that it delivered to Satellite, contending that Satellite failed to pay such amount in full and that Satellite made representations that were designed to induce Arrow Manufacturing to manufacture and deliver additional goods after the dispute arose. On March 31, 2006, the Texas Court held that jurisdiction in California was proper and transferred the action to the Southern District of California, where the initial Satellite claim is currently pending. The parties have had limited settlement discussions. In the meantime, the Company intends to vigorously pursue and defend its claims against Manconix in both actions. Management does not believe an adverse judgment is likely, however, should an adverse judgment occur, management believes the exposure could be between $65,000 and $80,000.

In the first quarter of 2005, a complaint was filed against the Company, its officers and directors, former independent accountants and attorneys in the United States District Court for the District of New Jersey, entitled Jay B. Ross and Protocol Electronics, Inc. v. Celtron International, Inc., Case No. 05-1300, alleging breach of a contract allegedly entered into in 1995 between the former majority shareholder of the Company, Celtron Holding, Ltd., (formerly known as Celtron International, Ltd.), which called for the issuance of stock of the former majority shareholder in exchange for services. The complaint alleges causes of actions for breach of contract, promissory Estoppel, common law fraud, securities fraud, New Jersey Civil RICO violations and conspiracy, professional negligence against Counsel for the Company, professional negligence against the former independent accountants for the Company, negligence of officers and directors, and tortuous interference with contract. Management and Counsel for the Registrant believe this action to be without merit, and the Company intends to vigorously defend the action. The Company has answered the complaint and plans to file a motion for summary judgment.

In response to an action filed in the High Court of South Africa against the officers and directors of the Company’s former subsidiary: CreditPipe Pty Ltd. In May 2005, Neil Davis and Brandon Sandiford filed an action against Celtron International; Inc. and CreditPipe in the High Court of South Africa, Case No. 20890/05, seeking damages and affirmative relief under a contract by which Celtron International, Inc. acquired CreditPipe. In April 2005, Mosaic Software filed a liquidation action in the High Court of South Africa against CreditPipe, alleging breach of a contract for the purchase of Postilion switch software, Case No. 19353/05. All cases were settled in a global settlement agreement in July 2005. The terms of the settlement agreement are confidential, however, there is no liability, nor were there amounts required to be paid by the Company in this settlement agreement.

Note 10: Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, FIN 46 was replaced by FIN 46(R) “Consolidation of Variable Interest Entities.” FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity’s expected losses, is entitled to receive a majority of the entity’s expected residual returns, or both. FIN 46(R) is effective for entities being evaluated under FIN 46(R) for consolidation no later than the end of the first reporting period that ends after March 15, 2004. The Company does not currently have any variable interest entities that will be impacted by adoption of FIN 46(R).

In October 2004, the EITF issued EITF Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-08”). EITF 04-08 reflects the Task Force’s conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. This EITF will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Management does not expect the implementation of this new standard to have a material impact on its computation of diluted earnings per share.

In December 2004, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. Management does not expect the implementation of this new standard to have a material impact on the Company’s financial position, results of operations and cash flows.

Note 11: Subsequent Events

On February 14, 2006, the Company entered into a credit arrangement with The Aston Organization, Ltd. (“Aston”) and Zirk Engelbrecht, a member of the Board of Directors, and recently approved to assume the role of the Chairman of the Board of the Company. Zirk Engelbrecht and Stephen Hallock, also a member of the Board of Directors, are the sole shareholders of Aston. These two individuals are also the principal members of Opus International, LLC, an entity that is the majority shareholder of the Company. Pursuant to the terms and conditions set forth in a convertible promissory note (the “Note”) between the Aston and the Company, Aston has agreed to make loans to the Company in an aggregate amount up to $2,000,000. The outstanding balance on the loan bears interest at the rate of 8.5% per year. The Note provides Aston the right to convert the aggregate amount of principal and interest of the Note at any time into shares of the Company’s common stock at a conversion rate of $0.20 per share. The maturity date of the Note is December 31, 2006.

* * *

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 (UNAUDITED)

PART I — FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

Satellite Security Corporation and Subsidiary

Consolidated Balance Sheet

(Unaudited)

September 30, 2006
Assets
Current Assets
Cash and cash equivalents	$960,438
Accounts receivable, net of allowance for doubtful accounts of $215,000	63,145
Inventories, net of allowance for obsolete inventory of $45,000	309,819
Debt issuance costs	116,560
Deferred costs	22,992
Other current assets	14,892

Total Current Assets	1,487,846

Property and Equipment, Net	131,674

Other Assets
Debt issuance costs, net of current portion	208,212
Deferred costs, net of current portion	103,982
Restricted cash for letter of credit	75,000

Total Other Assets	387,194

Total Assets	$2,006,714

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$614,494
Accrued expenses	395,327
Deferred revenue, current portion	73,718
Short-term debt	21,114
Notes and loans payable to related parties	164,841

Total Current Liabilities	1,269,494

Non-Current Liabilities
Secured convertible notes, net of discount of $3,061,918	238,082
Embedded derivative	3,259,600
Common stock warrants	2,014,670
Long-term debt	8,882
Long-term debt payable to related parties, net of current portion	768,200
Deferred revenue, net of current portion	393,797

Total Non-Current Liabilities	6,683,231

Total Liabilities	7,952,725

Commitments and Contingencies
Shareholders’ Deficit
Common stock, $0.001 par value; authorized - 250,000,000 shares Issued and outstanding - 110,981,560 shares	110,982
Preferred stock, $0.001 par value; authorized - 10,000,000 shares Issued and outstanding - 0 shares	—
Additional paid-in capital	6,877,832
Accumulated deficit	(12,934,825)

Total Shareholders’ Deficit	(5,946,011)

Total Liabilities and Shareholders’ Deficit	$2,006,714

The accompanying notes are an integral part of these consolidated financial statements.

Satellite Security Corporation and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Revenues	$419,632	$263,431	$1,074,929	$972,227
Cost of Revenues	355,764	186,132	917,356	553,081

Gross Profit	63,868	77,299	157,573	419,146
Operating Expense
Research and development	67,863	82,077	205,030	235,350
Marketing and sales	196,375	121,572	485,320	269,941
General and administrative	830,799	230,141	2,299,787	853,186

Total Expenses	1,095,037	433,790	2,990,137	1,358,477

Operating Loss	(1,031,169)	(356,491)	(2,832,564)	(939,331)
Other Income/(Expense)
Interest expense	(3,127,590)	(17,214)	(3,993,958)	(64,886)
Net change in fair value of common stock warrants and embedded derivative liability	722,097	—	722,097	—

Total Other Income/(Expense)	(2,405,493)	(17,214)	(3,271,861)	(64,886)
Net Loss	$(3,436,662)	$(373,705)	$(6,104,425)	$(1,004,217)

Basic and diluted loss per share	$(0.03)	$(0.01)	$(0.06)	$(0.02)

Weighted average common shares	109,075,132	52,543,264	102,031,319	49,936,145

The accompanying notes are an integral part of these consolidated financial statements.

Satellite Security Corporation and Subsidiary

Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(6,104,425)	$(1,004,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense on long-term debt	2,696,367	—
Non-cash interest expense on beneficial conversion feature on related party loan	799,614	—
Non-cash income from change in value of warrants and embedded derivative liability	(722,097)
Common stock issued for services	446,000	—
Amortization of debt discount	238,082	—
Share-based compensation expense	157,802	—
Amortization of deferred financing costs	65,228	—
Depreciation	34,759	32,757
Other non-cash items	2,443	—
Changes in operating assets and liabilities:
Accounts receivable, net	38,391	167,595
Inventories	(276,119)	5,724
Deferred costs	(73,675)
Accounts payable	116,612	(352,603)
Accrued liabilities	(87,377)	(171,227)
Deferred revenues	37,418	285,141
Other	(7,875)	30,462

Net cash used in operating activities	$(2,638,852)	$(1,006,368)

Cash flows from investing activities:
Purchases of property and equipment	(62,219)	(39,633)

Net cash (used in) investing activities	$(62,219)	$(39,633)

Cash flows from financing activities:
Proceeds from secured convertible notes	3,300,000	—
Deferred financing costs on secured convertible notes	(350,000)
Repayment of long-term debt	(14,481)	(15,037)
Proceeds from short-term loan	500,000	1,009,912
Repayment of short-term loan	(540,000)	(93,465)
Proceeds from related party loan	1,244,078	—
Repayment of related party loan	(351,051)	—
Shareholder advances	105,000	259,918
Shareholder repayments	(248,479)	(275,599)
Proceeds from sale of stock	—	150,016

Net cash provided by financing activities	$3,645,067	$1,035,745

Net increase in cash	943,996	(10,256)

Cash at beginning of period	16,442	2,239

Cash at end of period	$960,438	$(8,017)

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	133,826	64,886

Supplemental schedule of non-cash financing activities:
Conversion of related party debt into common stock	1,131,200	802,217
Debt discount in connection with recording value of embedded derivative liability	3,300,000	—
Allocation of convertible note proceeds to warrants	2,944,590	—

The accompanying notes are an integral part of these consolidated financial statements.

SATELLITE SECURITY CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Basis of Presentation

The Company

The Company was incorporated under the laws of the State of Nevada on April 8, 1998 under the name “Celtron International, Inc.” (“Celtron”). On December 9, 2005, Celtron and Satellite Security Systems, Inc., a California corporation (“Satellite”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). On December 31, 2005, Satellite merged with and into a wholly owned subsidiary of Celtron (the “Merger”). Pursuant to the terms of the Merger Agreement, Celtron issued one share of its common stock in exchange for each 3.12 shares of Satellite’s outstanding common stock resulting in the issuance of 65,076,750 shares of common stock to the former stockholders of Satellite. Holders of 32,979,813 outstanding shares of Celtron’s common stock continued to hold their stock following the Merger and there were no monetary assets exchanged to these holders.

On May 23, 2006, the Company changed its name to “Satellite Security Corporation” (referred to in this report as “we” or the “Company”). The Company is authorized to issue a total of 250,000,000 shares of common stock with a par value of $0.001. In addition the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001.

The Company currently has one operating subsidiary, Satellite, which is primarily engaged in the development and sale of asset tracking and monitoring solutions and services.

Basis of Presentation

The accompanying consolidated financial statements as of September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005, respectively, are unaudited. The consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles applicable to interim periods. In the opinion of management, the consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position, operating results and cash flows for the periods presented. Certain prior year amounts have been reclassified to conform to current period presentation.

The information contained in the following Condensed Notes to the Consolidated Financial Statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the consolidated financial statements should be reviewed in conjunction with the consolidated financial statements and related notes thereto contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005. It should be understood that the accounting measurements at an interim date inherently involve greater reliance on estimates than at year-end. The results of operations for interim periods presented are not necessarily indicative of operating results for the entire year.

In accordance with generally accepted accounting principles, the Merger was treated as a public shell merger purchase for financial reporting purposes. In accordance with the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” Satellite was considered the acquiring enterprise for financial reporting purposes. Accordingly, the financial statements include the historical results of operations of Satellite, the accounting acquirer, except for the statements of changes in shareholders’ deficit, which has been converted to shares of the Company based on the above merger ratios.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses to date from operations, and for the nine months ended September 30, 2006. This factor, among others, including continuing negative cash flows from operations, negative working capital and shareholder deficiencies indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability of assets, the amounts of liabilities, and their classifications that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability.

Management funded its operations for the first nine months of fiscal year 2006 through borrowings under a $2,000,000 credit facility from a related party, The Aston Organization, Ltd (see Note 6 of the Notes to Consolidated Financial Statements), borrowings under a $540,000 Secured Note Agreement (see Note 4 of the Notes to Consolidated Financial Statements) with an unrelated third party investor, as well as through a financing transaction with a group of unrelated accredited investors in which the Company issued an aggregate of (i) $3.3 million of secured, convertible promissory notes; (ii) 21,607,465 Series A Warrants exercisable at $0.13 per share; and (iii) 18,006,221 Series B Warrants exercisable at $0.143 per share (see Note 4 of the Notes to Consolidated Financial Statements). The financing resulted in net proceeds to the Company of $2,947,550 after deducting finder’s fees and expenses. In connection with this financing transaction all the outstanding principal, accrued and unpaid interest under the $2,000,000 credit facility was converted into common stock and the associated note was terminated. Additionally, the Company repaid all amounts due under the $540,000 Secured Note Agreement by repaying $40,000 in cash and converting the remaining $500,000 into a subscription in the July 13, 2006 financing transaction of convertible notes and warrants.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiary, Satellite. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include revenue recognition estimates, the viability of recognizing deferred tax assets, valuation of equity instruments, and the allowance for doubtful accounts. Significant changes in these estimates may have a material impact on the financial statements.

Cash and Cash Equivalents

Cash and cash equivalents is comprised of cash and highly liquid time deposits held at a major financial institution, which from time to time exceed federally insured limits. The Company believes that the risk of any loss related to its deposits is minimal.

Inventories

Inventories, which consist primarily of purchased parts and supplies, are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Warranty

The Company’s hardware is sold with a warranty against defects in material and workmanship for a period of one year from the date of sale. Hardware manufactured by third parties is typically covered by a one year warranty from the product manufacturer. Anticipated future warranty costs are estimated, based upon historical expenses and an analysis of product field failures. At this time, the Company believes, based on historical data collected over the last 21 months, that the current warranty reserve is sufficient to cover the associated costs of repairing or replacing defective hardware remaining under warranty.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of the assets, generally ranging from three to five years. Expenditures for ordinary repairs and maintenance are expensed as incurred while major additions and improvements are capitalized.

Revenue Recognition

The Company’s revenues are derived from two sources, the sale of hardware that uses Global Positioning System (“GPS”) and ReFLEX paging technology, and the provisioning of asset tracking and related monitoring services. Revenue related to the sale of hardware products is recognized upon delivery if no significant vendor obligations remain, the price is fixed or determinable and collection is reasonably assured. Monthly billings for services are presented in advance of rendering the related services. Deferred revenue consists of advanced payments of these billings and are recognized as revenues in the month that the services are rendered.

Fair Value of Financial Instruments

The Company estimates the fair value of certain of its assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments. At September 30, 2006, management believes that the carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses approximate their fair value because of the short maturity of these financial instruments. The Company believes that the carrying value of its loans approximate their fair values based on current market rates of interest, except related party debt. Management believes it is impracticable to determine the fair value of related party debt because of the related party attributes of that debt.

Derivatives

Under Emerging Issues Task Force (EITF) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the initial balance sheet classification of contracts that require net cash settlement are recorded as assets or liabilities and contracts that require settlement in shares are recorded as equity instruments. At each balance sheet date, the Company reviews contracts and equity instruments that are to be settled in common stock to determine if sufficient common shares are available to satisfy the maximum number of shares that could be required to net-share settle the contracts, among other conditions. Changes in fair value are accounted for in the statement of operations (See Note 4).

Concentration of Credit Risk

The Company provides products and services to customers in a variety of industries worldwide, including local and federal governments, utilities, and transportation. Concentration of credit risk with respect to trade receivables is limited due to the geographic and industry dispersion of the Company’s customer base. No one customer accounted for more than 9% of trade accounts receivable, net, at September 30, 2006.

A small number of customers have traditionally accounted for a large percentage of the Company’s revenues. These customers accounted for approximately 75% and 61% of total revenues for the three months ended September 30, 2006 and 2005, and 57% and 47% for the nine months ended September 30, 2006 and 2005, respectively.

Share-Based Compensation

On April 19, 2006, the shareholders of the Company adopted the 2006 Equity Incentive Plan to provide stock awards to eligible employees, directors, and consultants of the Company and its affiliates. Shares reserved for issuance under the plan shall not exceed 20,000,000 shares. The 2006 Equity Incentive Plan is administered by the Board of Directors or a committee designated by the Board. Available stock awards under the plan include (i) incentive stock options, (ii) non-statutory stock options, (iii) stock bonuses, and (iv) rights to acquire restricted stock.

In December 2004, the Financial Accounting Standards Board (FASB) revised SFAS No. 123, Share-Based Payment, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. On April 14, 2005, the U.S. Securities and Exchange Commissions adopted a new rule amending the effective dates for SFAS No. 123(R). In accordance with the new rule, the accounting provisions of SFAS No. 123(R) were effective for the Company beginning in the quarter ended March 31, 2006.

Under SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense over the employee’s requisite service period. The Company adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using a modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123(R) apply to new awards and to awards that are outstanding at the effective date and subsequently modified, repurchased or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro-forma disclosure purposes under SFAS No. 123.

On November 10, 2005, the FASB issued FASB Staff Position No. SFAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS No. 123(R). The alternative method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R).

During the three months ended September 30, 2006, the Company granted employees incentive stock options to purchase up to 1,700,000 shares of its common stock at a price per share of $0.08 to $0.13 under the terms of the 2006 Equity Incentive Plan. The options expire in 2016 and vest over a period of three years from the date of grant. Based on the current fair market value of the Company’s common stock on dates of grant, total compensation expense of $129,324 will be recognized under the Black-Scholes option pricing model in connection with the option grants over the three year vesting period.

Option valuation models require the input of highly subjective assumptions, including the expected life of the option and stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The adoption of SFAS No. 123(R)’s fair value method may have a negative impact on the Company’s results of operations if the Company grants share-based payments to its employees in the future. The impact of adopting SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature. The requirement will reduce net operating cash flows and increase net financing cash flows in periods of adoption.

The following weighted average assumptions were used for grants at September 30, 2006:

	For the three months ended September 30, 2006	For the nine months ended September 30, 2006
Expected option life (years)	5	5
Risk-free interest rate	4.98%	4.96%
Expected dividend yield	None	None
Expected volatility	63.32%	64.40%

The share-based compensation expense calculated using the Black-Scholes model for grants at September 30, 2006 is as follows:

	For the three months ended September 30, 2006	For the nine months ended September 30, 2006
Research and development	$11	$11
Marketing and sales	9,944	16,460
General and administrative	41,107	87,922

Share-based compensation	$51,062	$104,393

A summary of option activity as of September 30, 2006 is as follows:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding Options at December 31, 2005	1,923,077	$0.31	—
Granted	9,123,077	$0.127	9.66
Exercised	—	—	—
Forfeited, cancelled or expired	(1,923,077)	$0.31	—

Outstanding at September 30, 2006	9,123,077	$0.127	9.66

Exercisable at September 30, 2006	1,923,077	$0.15	—

The weighted average grant-date fair values of options granted during the nine months ended September 30, 2006 was $0.117 per share. There were no options exercised for the nine months ended September 30, 2006.

Issuance of Stock for Non-cash Consideration

All issuances of the Company’s common stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued.

On July 7, 2006, the Board of Directors approved and issued 534,088 shares of the Company’s common stock to all employees of the Company who had been employed since October of 2005 as a stock grant under the terms of the Company’s 2006 Equity Incentive Plan. In connection with the transaction, the Company recorded total compensation expense of $53,409 based on the closing price of its common stock on July 7, 2006, the award date.

On July 21, 2006, the Board of Directors approved a stock grant under the terms of the 2006 Equity Incentive Plan and issued 1,900,000 shares of the Company’s common stock to two consultants of the Company in exchange for past services rendered. In connection with the transaction, the Company recorded total consulting expense of $266,000 based on the closing price of its common stock on July 21, 2006, the award date.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. SFAS No. 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all instruments which could result in the issuance of potentially dilutive common shares outstanding during the period, if any, including stock options, using the treasury stock method, and Convertible Notes, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. The potential issuance of additional common stock has not been included in the computation of diluted loss per share, as the effect would be anti-dilutive.

Note 3 - Property and Equipment

Property and equipment as of September 30, 2006 consists of the following:

Furniture and equipment	$193,250
Purchased software costs	145,624

Total property and equipment	338,874
Less: Accumulated depreciation	(207,200)

Net property and equipment	$131,674

Depreciation expense was $11,827 and $11,253 for the three months ended September 30, 2006 and 2005, respectively. For the nine months ended September 30, 2006 and 2005, depreciation expense was $34,759 and $32,757, respectively.

Note 4 - Secured Convertible Notes, Embedded Derivative and Common Stock Warrants

On July 13, 2006 the Company entered into a secured convertible note and warrant financing transaction (the “Secured Note Financing”) with a group of unrelated accredited investors in which the Company issued an aggregate of: (i) $3.3 million of Secured Convertible Promissory Notes (the “Notes”); (ii) 18,006,221 Series A Warrants exercisable at $0.13 per share and; (iii) 18,006,221 Series B Warrants exercisable at $0.143 per share. The Series A and Series B warrants expire on July 13, 2011.

The Secured Note Financing resulted in net proceeds to the Company of $2,947,550 after deducting finder’s fees of $330,000 and other expenses of $22,450. In connection with the Secured Note Financing, the Company also granted 3,601,244 Series A warrants at an exercise price of $0.13 per share to an investment banker as a finder’s fee. In addition, the Company will be required to pay finder’s fees totaling 10% of the cash proceeds received by the Company upon exercise of any of the Series A or Series B Warrants. The Company will use the proceeds from the Secured Note Financing for general working capital purposes.

The transaction costs incurred in connection with the Secured Note Financing have been deferred and will be amortized using the interest method over the three-year life of the Notes. Any transaction costs in connection with the future exercise of the warrants will be recognized at that date, when and if the warrants are exercised.

At the election of the holders of the Notes, any outstanding principal and interest due under the Notes may be converted into shares of the Company’s common stock at a conversion price equal to 75% of the volume weighted average price of the Company’s common stock using the AQR function as reported by Bloomberg L.P. for the five trading days preceding the conversion date. In addition, the Company has filed a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the Convertible Promissory Notes and the Series A and B Warrants in connection with the Secured Note Financing.

The amounts outstanding under the Secured Convertible Promissory Notes bear interest at the rate of 10% per annum, payable on a quarterly basis. The Notes mature on July 13, 2009 and are secured by a lien on substantially all of the Company’s assets, including a pledge of its shares in Satellite. Total interest paid in connection with the Notes for the three and nine months ended September 30, 2006 was $71,425.

In accounting for the Notes and the Series A and Series B Warrants described above, the Company considered the guidance contained in EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company’s Own Common Stock, and SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. In accordance with the guidance provided in EITF No. 00-19, the Company determined that the conversion feature of the Notes represents an embedded derivative since the note is convertible into a variable number of shares upon conversion and a liquidated damage clause contained in the Registration Rights Agreement related to the Notes requires the Company to pay liquidated damages of 2.0% for each thirty (30) days, or part thereof, of the outstanding principal amount of the Notes, in cash or registered shares of common stock to the Note Holders in the event that a registration statement covering the shares underlying the Notes and warrants was not registered for sale and distribution under the 1933 Act within forty-five (45) calendar days after the closing date of July 13, 2006 and caused to be declared effective not later than ninety (90) calendar days after the closing date or one hundred and fifty (150) calendar days in the event the registration statement is reviewed by the Securities and Exchange Commission. Accordingly, the Notes are not considered to be “conventional” convertible debt under EITF No. 00-19 and thus the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability.

The Company calculated the fair value of the embedded conversion feature on July 13, 2006 using the Black-Scholes valuation model with the following assumptions: market price of $0.13; exercise price of $0.092, which represents a 25% discount to the Company’s volume weighted average price as reported on the OTC Bulletin Board for the five (5) day period prior to July 13, 2006; discount rate of 5.04%; expected volatility of 63% and an expected life of five (5) years. The fair value of $3,072,343 was recorded as a debt discount, which reduced the carrying amount of the Notes. To determine the liability related to the warrants, the Company calculated the fair value of the warrants on July 13, 2006 using the Black-Scholes valuation model with the following assumptions: market price of $0.13; exercise price of $0.13 and $0.143; discount rate of 5.04%; expected volatility of 63% and an expected life of five (5) years. The fair value of $2,924,024 was also recorded as a debt discount. Combined with deferred debt issuance costs, the total debt discount attributable to the warrants and embedded conversion feature of $5,996,367 exceeded the principal amount of the Notes by $2,696,397. Accordingly this excess amount was charged directly to interest expense on July 13, 2006. The remaining $3,300,000 of debt discount will be amortized over the three year term of the Notes. As of September 30, 2006, interest expense totaled $238,082 in connection with the amortization of this debt discount.

A summary of the Secured Convertible Promissory Notes at September 30, 2006 is as follows:

Secured Convertible Promissory Notes; 10% per annum; due 7/13/2009	$3,300,000
Debt Discount, net of accumulated amortization of $238,082	3,061,918

Total	$238,082

The Company is required to measure the fair value of the warrants and the embedded conversion feature on the date of each reporting period. The effect of this re-measurement will be to adjust the carrying value of the liabilities related to the warrants and the embedded conversion feature. Accordingly, the Company re-measured the fair value of the warrants at September 30, 2006 using the Black-Scholes valuation model with the following assumptions: market price of common stock on the measurement date of $0.10, exercise price of $0.13 and $0.143, discount rate of 4.67%, expected volatility of 64.1%, and an expected life of five (5) years. This resulted in a fair market value in connection with the warrants of $2,014,670 at September 30, 2006. The decrease in fair market value of the warrants resulted in non-cash interest income of $909,354.

The Company re-measured the fair value of the embedded conversion feature at September 30, 2006 using the Black-Scholes valuation model with the following assumptions: market price of common stock on the measurement date of $0.10, exercise price of $0.068 which represents a 25% discount to the Company’s volume weighted average price as reported on the OTC Bulletin Board for the five (5) day period prior to the last trading day of the period, September 29, 2006; discount rate of 4.67%, expected volatility of 64.1% and an expected life of five (5) years. This resulted in a fair market value for the embedded conversion feature of $3,259,600. The increase in the fair market value of the embedded conversion feature resulted in a non-cash interest expense of $187,257. Combined with non-cash interest income related to the re-measurement of the fair value of the warrants, the Company recorded non-cash interest income of $722,097 in the quarter ended September 30, 2006 related to the net change in the fair market value of the common stock warrants and embedded derivative liability.

In connection with the Secured Note Financing, the Company repaid all amounts due under the $540,000 Secured Note Agreement with Double U Master Fund, L.P. by repaying $40,000 in cash and converting the remaining $500,000 into a subscription in the July 13, 2006 financing transaction of convertible notes and warrants. In connection with the repayment, the Company re-priced the 540,000 warrants issued to Double U Master Fund, L.P. on May 19, 2006 from an exercise price of $0.25 per share to an exercise price of $0.13 per share, the market price on the date of the Secured Note Financing. Based on the Black-Scholes model, the Company recorded interest expense of $20,566 in connection with the re-pricing. The exercise date of the 540,000 warrants and the registration rights remain unchanged.

Note 5 - Debt

As of September 30, 2006, debt consisted of the following obligations:

Note payable–software purchase, due by December 2007, payable in 48 monthly installments of $1,885, bearing interest at 9%, secured by related software and guaranteed by a shareholder.	$29,996

Less: short-term portion	(21,114)

Long-term debt	$8,882

Note 6 - Related Party Transactions

Notes and Loans

As of September 30, 2006, the Company had notes and loans to related parties consisting of the following:

Note payable – officer – unsecured, 12% interest, due June 1, 2006	$20,000
Loans payable – shareholders – unsecured, non-interest bearing, no terms for repayment.	115,730
Loan payable – shareholder – unsecured, due in 228 installments of $7,000, imputed interest of 7%.	797,311

Total related party debt	933,041
Less: short-term portion of related-party debt	(164,841)

Total long-term portion of related party debt	$768,200

On July 9, 2006 the Company reached an agreement on a loan payable to a shareholder to accelerate repayment of this note. Under the agreement, the shareholder agreed to waive the requirement in the original note which entitled him to 15% of the proceeds of the July 13, 2006 Secured Note Financing transaction in exchange for payment to the shareholder in the amount of $300,000 to be applied as follows: $230,000 to reimburse shareholder for payment shareholder made in full of a note with bank for which the Company is the guarantor on the underlying note with the bank in the same amount, $10,000 for prior year rent and $60,000 on the loan payable to the shareholder. All penalties and claims for missed payments were waived and payments on the loan payable to the shareholder resumed in the amount of $7,000 per month on August 15, 2006.

Interest

The Company paid $14,809 and $10,294 in interest payments to a shareholder for the three months ended September 30, 2006 and September 30, 2005, respectively, and $35,178 and $13,046 for the nine months ended September 30 2006 and 2005, respectively.

Aston Note

On February 14, 2006, the Company entered into a $2,000,000 credit arrangement with The Aston Organization, Ltd. (“Aston”) and Zirk Engelbrecht, Chairman of the Board of Directors. Mr. Engelbrecht and Mr. Stephen Hallock, also a member of the Board of Directors, were at the time the sole shareholders of Aston. Pursuant to the terms and conditions set forth in a Convertible Promissory Note (the “Aston Note”) between Aston and the Company, Aston agreed to make loans to the Company from time to time, up to an aggregate amount of $2,000,000.

On July 9, 2006, the Company entered into a Note Conversion and Lock-Up Agreement with Aston in which Aston elected to convert $1,035,200 being the total amount of outstanding principal, accrued and unpaid interest and all other amounts due under the Aston Note into 9,410,909 shares of the Company’s common stock at the rate of $0.11 per share, the market price on the date of the Note Conversion and Lock-Up Agreement. In connection with the conversion, the Company and Aston agreed to terminate the Aston Note.

Employment Agreement

On July 14, 2006, the Company entered into an employment agreement with its Chief Financial Officer. The employment agreement is at-will and calls for annual base salary of $160,000, plus a certain bonus provision if performance targets are met. In addition to a base salary, the Company also granted, pursuant to the terms of the 2006 Equity Incentive Plan, an incentive stock option to purchase 1,250,000 shares of its common stock at an exercise price of $0.13 per share, which was the market price on the date of grant. The options vest over a three year period from the date of grant and expire on July 14, 2016.

Legal Fees

The Company paid legal fees to a law firm in which a relative of an officer, shareholder and director of the Company is a shareholder. Total legal fees paid to this law firm for the three months ended September 30, 2006 and 2005 were $85,000 and $16,501 respectively. For the nine months ended September 30, 2006 and 2005, total legal fees paid to this firm were $165,213 and $27,311 respectively.

Note 7 - Commitments and Contingencies

In the course of business, the Company has been, and may continue to be, involved in various claims seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. However, in the opinion of the Company’s management, the ultimate liability for any legal claims currently pending against the Company will not have a material adverse affect on the Company’s financial position, results of operations or cash flows. Insofar as current legal claims against the Company that have been filed or are currently ongoing, see Part II, Item 1 below.

Note 8 - Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Statements No. 133 and 140. FASB No. 155 eliminates the exemption from applying FASB No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments, thus providing for simplified accounting for certain hybrid financial instruments by permitting the fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. Under this approach, changes in fair value would be recognized by the Company

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within generally accepted accounting principles. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact this statement will have on its financial statements.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD LOOKING STATEMENTS

In addition to historical information, the following discussion of our results of operation and financial condition contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As contained herein, the words “expects,” “anticipates,” “believes,” “intends,” “will,” and similar types of expressions identify forward-looking statements, which are based on information that is currently available to the Company, speak only as of the date hereof, and are subject to certain risks and uncertainties. Please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain factors that we currently believe may cause actual future experiences and results to differ from our current expectations which are set forth below under the heading “Risk Factors”. The difference may be caused by a variety of factors, including, but not limited to, the need for additional capital to execute the Company’s business plan, the failure to develop significant demand for our products and services, competition, including entry of new competitors, unexpected costs, lower revenues and net income than forecast, price increases for supplies, inability to raise prices, the risk of litigation and administrative

112,178,568 SHARES

OF

COMMON STOCK

Satellite Security Corporation

6779 Mesa Ridge Road, Suite 100

San Diego, California 92121

(877) 437-4199

PROSPECTUS

January     , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (“Nevada Law”) empowers a corporation to indemnify any person that was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he is not liable pursuant to Section 78.138 of Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person that was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of Nevada Law provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees, or agents that have ceased to hold such positions, and to their heirs, executors, and administrators. Section 78.752 of Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee, or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

Article VIII of our Articles of Incorporation provide that there shall be no liability on the part of a director or officer of this corporation or its shareholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of Nevada Law.

Article IX of our Bylaws provides that we will indemnify our directors, officers, and employees against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of an action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it is adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. Such indemnification is not deemed exclusive of any other rights to which any officer or director or employee may otherwise be entitled under law. The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the forgoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$1,289.78
Accounting fees and expenses	$5,000	*
Legal fees and expenses	$35,000	*
Printing and related expenses	$7,500	*
TOTAL	$48,789.78

*	Estimated.

Item 26.	Recent Sales of Unregistered Securities.

On July 13, 2006, we entered into (and simultaneously completed the transaction contemplated thereby) a Subscription Agreement with twenty subscribers pursuant to which we issued an aggregate of (i) $3,300,000 aggregate principal amount of secured convertible promissory notes (ii) 18,006,221 Class A Warrants to purchase common stock at an exercise price of $0.13 per share; (iii) 18,006,221 Class B Warrants to purchase shares of common stock at an exercise price of $0.143 per share. We engaged Pentium Management LTD (“Pentium”) as the placement agents in connection with the Convertible Note and Warrant financing. Under our agreement with Pentium we paid them an aggregate cash fee of $330,000 in connection with closing of the transaction (10% of the aggregate principal amount of the notes). In addition, we issued to Pentium Class A Warrants to purchase up to 3,601,244 shares of our common stock at $0.13 per share. Under the terms of agreement with Pentium, Pentium will also be entitled to receive an aggregate of 10% of cash proceeds received by the Company upon exercise of any of the warrants issued to the investors in the Convertible Note and Warrant financing. In each case, the secured convertible promissory notes and warrants were offered and sold to a party that the Company or its authorized agents believed was an “accredited investor,” as that term is defined in Rule 501 of Regulation D in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) in a transaction not involving any public offering. The recipients represented to the Company that: (i) they are an “accredited investor”; (ii) the securities were acquired by the party for their own account and without any view to the distribution, assignment or resale to others other than pursuant to a registered offering; (iii) the party understood that the securities issued to them had not been registered under the Securities Act or any state securities laws; and (iv) the party acknowledged that they may not transfer the securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available. We arranged for a legend to be placed on certificates representing such securities, making them subject to stop transfer restrictions. We did not engage in any form of general solicitation or general advertising in connection with these issuances.

On July 9, 2006 we entered into an Note Conversion and Lock Up Agreement with The Aston Organization, Ltd. pursuant to which The Aston Organization Ltd. agreed to convert $1,035,200 outstanding under a Convertible Promissory Note into 9,410,909 shares of our common stock. The Aston Organization, Ltd. is owned and controlled by Zirk Engelbrecht and Steven Hallock, two of our directors, and is an accredited investor as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering. We arranged for a legend to be placed on certificates representing such securities, making them subject to stop transfer restrictions. We did not engage in any form of general solicitation or general advertising in connection with the issuance.

On May 19, 2006 we entered into a $540,000 Promissory Note with Double U Master Fund L.P., an unrelated third party investor. In connection with the issuance of the Promissory Note, we issued to the investor warrants to purchase an aggregate of 540,000 shares of common stock at an exercise price of $.25 per share. The warrants are exercisable on or before May 19, 2009. Double U Master Fund, L.P. has represented to the Company that it qualifies as an accredited investor as such term is defined in Rule 501 of Regulation D of the Act, and the offer and sale of the $540,000 Promissory Note and Warrants to Double U Master Fund L.P. is a transaction exempt from registration pursuant to Rule 506 of Regulation D of the Act.

On May 11, 2006 The Aston Organization, Ltd. elected to convert $96,000 of outstanding principal under a Convertible Promissory Note into 480,000 shares of common stock. The Aston Organization, Ltd. is owned and controlled by Zirk Engelbrecht and Steven Hallock, two of our directors, and is an accredited investor as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Act”). The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering. We arranged for a legend to be placed on certificates representing such securities, making them subject to stop transfer restrictions. We did not engage in any form of general solicitation or general advertising in connection with these issuances

On December 31, 2005, pursuant to an Agreement and Plan of Merger dated December 9, 2005, we issued an aggregate of 65,076,750 shares of common stock the stockholders of S3, in exchange for shares that each held in S3. Each of the stockholder of S3 at the time of the Merger was an accredited investor as such term is defined in Rule 501 of Regulation D of the Act. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering. We arranged for a legend to be placed on certificates representing such securities, making them subject to stop transfer restrictions. We did not engage in any form of general solicitation or general advertising in connection with these issuances.

On or about September 2005, we issued 3,000,000 shares of common stock to Opus International, LLC, an affiliate and an accredited investor in exchange for relief of indebtedness in the amount of $283,712 owed to Opus International, LLC for working capital advances. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

On or about August 2005, Opus International, LLC exercised an option to purchase 300,000 shares of our common stock at $.30 per share. Opus International, LLC paid the exercise price for through relief of indebtedness in the amount of $90,000 owed to Opus International, LLC for capital advances. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

On June 14, 2005, we issued 250,000 shares of our common stock to an affiliate; a sophisticated investor who had access to all corporate and financial information, in discharge of debt owed to the related party, in reliance upon Section 4(2) of the Securities Act.

On January 26, 2005, we issued 3,000,000 shares of our common stock to an affiliate; a sophisticated investor who had access to all corporate and financial information, in discharge of debt owed to the related party, in reliance upon Section 4(2) of the Securities Act.

On December 30, 2004, we sold 500,000 shares of our common stock to a single investor in exchange for $150,000. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

On September 9, 2004, we sold 1,640,000 shares of our common stock to a single investor in exchange for $500,000. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

On August 24, 2004, we issued 2,107,830 shares of our common stock to Celtron International Holding, Ltd., an affiliate, in exchange for relief of indebtedness of $703,132. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

On July 29, 2004, we issued 350,469 shares of our common stock to Opus International, LLC an affiliate and an accredited investor in exchange for relief of indebtedness in the amount of $141,231 owed to Opus International, LLC for working capital advances. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

On April 9, 2004 we issued 11,000,000 shares of our common stock to a principal stockholder in exchange for the contribution of technology to the Company. The transaction was valued based on the predecessor cost of the technology transferred. The cost to develop the technology totaled $4,071,992. The transaction was exempt from registration in reliance on the exemption from the registration provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

Item 27.	Exhibits.

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List means Satellite Security Corporation.

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among the Company, Satellite Security Systems, Inc., Celtron S3 Acquisition Corp., and Opus International, LLC, dated December 9, 2005. (1)

3.1*	Articles of Incorporation of the Company, as amended.

3.2	Bylaws of the Company. (2)

4.1	Subscription Agreement between Double U Master Fund L.P. and the Company, dated May 19, 2006 (3).

4.2	Secured Convertible Note Issued to Double U Master Fund L.P. dated May 19, 2005 (3).

4.3	Security Agreement between the Company, Satellite Security Systems, Inc., and Double U. Master Fund L.P. dated May 19, 2006 (3).

4.4	Class A Common Stock Purchase Warrant Issued to Double U Master Fund LP dated May 19, 2006 (3).

4.5	Form of Class A Common Stock Purchase Warrant Issued to Subscribers on July 13, 2006 (4).

4.6	Form of Class B Common Stock Purchase Warrant Issued to Subscribers on July 13, 2006 (4).

4.7	Form of Secured Convertible Note Issued to Subscribers on July 13, 2006 (4).

4.8	Form of Subscription Agreement with Subscribers on July 13, 2006 (4).

4.9	Form of Guaranty between Satellite Security Systems, Inc., and Subscribers, dated July 13, 2006 (4).

4.10	Form of Security Agreement between the Company, Satellite Security Systems, Inc., and Barbara R. Mittman, dated as of July 13, 2006 (4).

4.11	Form of Funds Escrow Agreement by and among the Company, the Subscribers identified on Schedule A thereto and Grushko & Mittman, P.C., dated as of July 13, 2006 (4).

4.12	Form of Collateral Agent Agreement among Barbara R. Mittman and the parties identified on Schedule A thereto, dated as of July 13, 2006 (4).

5.1*	Opinion of Duane Morris LLP.

10.1	Promissory Note issued by Satellite Security Systems, Inc. to Harry E. Maas Trust, dated as of July 28, 2005. (2)

10.2	Industrial Lease Agreement between Summit Ridge Corp. and Satellite Security Systems, Inc., dated November, 2005. (2)

10.3	Employment Agreement between the Company and John Phillips, dated May 19, 2006 (3).

10.4	Note Conversion and Lock Up Agreement between the Company and The Aston Organization, Ltd., dated as of July 9, 2006 (5).

10.5	Employment Agreement between the Company and Aidan Shields, dated July 14, 2006 (4).

11.1	Statement re: computation of per share earnings (Included within the financial statements filed herewith).

21.1	Subsidiaries of the Small Business Issuer (2)

23.1	Consent of independent auditors, Tauber & Balser, P.C.

23.2*	Consent of Duane Morris LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1*	Power of Attorney.

*	Previously filed.
(1)	Incorporated by reference to the Company’s Current Report on Form 8-K previously filed with the Securities and Exchange Commission on December 16, 2005.

(2)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB previously filed with the Securities and Exchange Commission on April 19, 2006.

(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB previously filed with the Securities and Exchange Commission on May 22, 2006.

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K previously filed with the Securities and Exchange Commission on July 18, 2006.

(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB previously filed with the Securities and Exchange Commission on August 11, 2006.

Item 28.	Undertakings.

The undersigned registrant hereby undertakes to:

1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

5. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California.

Date: January 24, 2007	Satellite Security Corporation.
a Nevada corporation

	By:	/s/ Zirk Engelbrecht
Zirk Engelbrecht, Chief Executive Officer